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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Information Services Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Information Services Group, Inc.
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
(203) 517-3100

March 21, 2014

TO THE STOCKHOLDERS OF
Information Services Group, Inc.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Information Services Group, Inc. (the "Company") on April 29, 2014, at 10:00 a.m. Eastern Time, which will be held at the offices of the Company, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut.

        Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

        Accompanying this Proxy Statement is the Company's 2013 Annual Report to Stockholders.

        We hope that you will attend the Annual Meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by completing, signing, dating and returning your proxy form in the enclosed envelope.

Sincerely yours,
Michael P. Connors Chairman and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by mail in order to ensure the presence of a quorum. If you attend the meeting and do not hold your shares through an account with a brokerage firm, bank or other nominee, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares and revoke your vote, if necessary.

Information Services Group, Inc.
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
(203) 517-3100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 29, 2014

TO THE STOCKHOLDERS OF
Information Services Group, Inc.:

        Notice is hereby given that the Annual Meeting of Stockholders of Information Services Group, Inc. (the "Company") will be held at the Company's offices, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut on April 29, 2014, at 10:00 a.m. Eastern Time, for the following purposes:

          1.     To elect two directors to serve for a three-year term and until their successors have been elected and qualified.

          2.     To ratify the engagement of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

          3.     To approve, in a non-binding advisory vote, the compensation paid to our named executive officers as described herein.

          4.     To approve the Company's Amended and Restated 2007 Equity and Incentive Award Plan.

          5.     To approve an amendment to the Company's Employee Stock Purchase Plan primarily to increase the number of shares of common stock available for issuance under that plan by 1,200,000 shares.

          6.     To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on March 21, 2014 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Beginning on or about March 24, 2014, this Notice and this Proxy Statement are being sent to stockholders of record.

By Order of the Board of Directors,
Michael P. Connors Chairman and Chief Executive Officer

Stamford, Connecticut
March 21, 2014

IMPORTANT: Your vote is important. Proxy voting permits stockholders unable to attend the Annual Meeting to vote their shares through a proxy. Most stockholders are unable to attend the Annual Meeting. By appointing a proxy your shares will be represented and voted in accordance with your instructions. If you submit a proxy but do not provide specific instructions on how to vote, the proxies will vote as recommended by the Board of Directors. You can vote your shares by completing and returning your proxy card. You can change your voting instructions or revoke your proxy at any time prior to the Annual Meeting by following the instructions on the proxy card. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

If you have any questions regarding how to vote, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. (Banks and brokers may call collect at (212) 750-5833.)

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

        The accompanying proxy is solicited by the Board of Directors of Information Services Group, Inc., a Delaware corporation ("ISG," the "Company," "we," "us," and "our"), for use at its Annual Meeting of Stockholders to be held on April 29, 2014 (the "Annual Meeting"), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are being mailed to stockholders on or about March 24, 2014.

        Pursuant to e-proxy rules promulgated by the SEC, we are providing access to this Proxy Statement and our 2013 Annual Report to Stockholders (collectively, "proxy materials") both by sending you this full set of proxy materials as well as a proxy card and by notifying you of the availability of our proxy materials on the Internet. SEC rules allow companies to avoid sending to their stockholders paper copies of their proxy materials if, instead, they furnish the proxy materials over the Internet and mail to their stockholders a Notice of Internet Availability of Proxy Materials. Companies, however, are not required to use e-proxy and, in lieu of doing so, may continue to send to stockholders a full set of their proxy materials. We have chosen to follow this latter approach, but are still obligated to provide you with the following notice:

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on April 29, 2014

        The Notice of Annual Meeting of Stockholders, Proxy Statement and 2013 Annual Report to Stockholders are available free of charge at www.isg-one.com.

SOLICITATION AND VOTING

        Only stockholders of record as of the close of business on March 21, 2014 will be entitled to vote at the meeting and any postponement or adjournment thereof. As of March 19, 2014, the most recent practicable date before the date of this proxy statement, we had 37,360,426 shares of common stock outstanding and expected to be entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of March 21, 2014 is entitled to one vote for each share of common stock held by him or her. Our Bylaws require that a quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the shares entitled to vote are present in person or by proxy. Shares will be counted towards the quorum only if the stockholder submits a valid proxy (or one is submitted on his behalf by his broker, bank or other nominee) or if the stockholder votes in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting until a quorum is present.

        The proxy accompanying this proxy statement is solicited on behalf of our Board of Directors for use at the Annual Meeting and any postponements or adjournments of the Annual Meeting, and the expenses of solicitation of proxies will be borne by us. The solicitation will be made primarily by mail, but our officers and regular employees may also solicit proxies by telephone, facsimile, via the Internet or in person. We also have retained Innisfree M&A Incorporated ("Innisfree") to assist in soliciting proxies. ISG expects to pay Innisfree approximately $10,000 plus expenses in connection with its solicitation of proxies.

        Stockholders whose shares are registered in their own names may vote by returning a proxy card. Please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

        All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted for the election of the nominees named in this Proxy Statement and in favor of the proposals described in this Proxy Statement. A stockholder whose shares are registered in their own name has the power to revoke his or her proxy at any time before it is exercised by delivering to the Chief Financial Officer of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

        If you have any questions regarding how to vote, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. (Banks and brokers may call collect at (212) 750-5833.)

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Our amended and restated certificate of incorporation provides that the Board of Directors of the Company is divided into three classes with one class of directors being elected each year and each class serving a three-year term. Neil G. Budnick and Gerald S. Hobbs constitute a class with a term that expires at this Annual Meeting (the "Class I Directors"); Kalpana Raina and Donald C. Waite III constitute a class with a term that expires at the annual meeting in 2015 (the "Class II Directors"); and Michael P. Connors and Christine Putur constitute a class with a term that expires at the annual meeting in 2016 (the "Class III Directors"). On March 19, 2014, Robert E. Weissman retired from the Board of Directors effective as of such date, and the Board of Directors unanimously elected Christine Putur to fill the Class III Director vacancy.

        The Board of Directors has considered and nominated the following Class I nominees for a three-year term expiring in 2017: Neil G. Budnick and Gerald S. Hobbs. Action will be taken at the Annual Meeting for the election of these Class I nominees. Set forth below is information regarding the nominees to the Board of Directors for election as directors.

        It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Neil G. Budnick and Gerald S. Hobbs, unless otherwise directed by the person validly executing the proxy. The nominees have agreed to be named in this Proxy Statement and to serve if elected. If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee(s) as we may designate.

        If a quorum is present and voting, the nominees receiving a plurality of votes cast will be elected. Proxies cannot be voted for more than two nominees. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        The nominees to the Board of Directors to serve until the third succeeding annual meeting of stockholders after their election and until their successors have been elected and qualified are:

Name	Age	Director Since
Neil G. Budnick	59	2011
Gerald S. Hobbs	72	2008

        The principal occupations and qualifications of the nominees for director are as follows. There are no family relationships among any of our directors or executive officers.

        Neil G. Budnick has served as our Director since June 2011. Mr. Budnick is currently the Managing Director at Channel Rock Partners, a management consulting firm that provides business strategy and opportunity analysis, operations improvement and risk management for corporations. Until April 2007, Mr. Budnick was President of MBIA Insurance Corporation, a major financial services company. During his 23 years at MBIA, Mr. Budnick held increasingly important positions including: Vice Chairman; Chief Financial Officer; President, Public and Corporate Finance Division; and Senior Vice President, Head of Municipal and Structure Finance. Earlier in his career, Mr. Budnick was also Vice President of the Public Finance Department of Standard & Poor's Corporation. He is a Board Member and Chair of the Audit Committee of RHR International, a management firm that specializes in executive development. Following an appointment by the Governor of Connecticut in 2012, he served from 2012-2013 as Chairman of the Investment Advisory Council (IAC), the state body responsible for working with the State Treasurer in overseeing the investments of the Connecticut Retirement Plans and Trust Funds. Mr. Budnick holds a B.A. in Political Science from Boston College and an M.P.A. in Public Administration from the University of Colorado.

        Gerald S. Hobbs has served as our Director since January 2008. Mr. Hobbs is a managing director and an operating partner at BV Investments, LLC. Previously, Mr. Hobbs was the Chairman and CEO of VNU, Inc., now The Nielsen Company, and Vice-Chairman of the Executive Board of VNU N.V. until his retirement in April 2003. Mr. Hobbs has served as Chairman, and Director of the American Business Media, BPA International and the Advertising Council, Inc. He recently retired from The Nielsen Company and BNA, Inc. boards of directors. He was a member of the Audit Committee at both companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE

CORPORATE GOVERNANCE

Responsibilities of the Board of Directors

        Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Leadership Structure

        The Board of Directors determined that combining the CEO and Chairman positions, coupled with a Lead Independent Director position, strengthens the Company's governance structure and is the appropriate leadership model for the Company at this time. The Board of Directors believes that "one-size" does not fit all, and the decision of whether to combine or separate the positions of CEO and Chairman will vary from company to company, depend upon a company's particular circumstances at a given point in time and may change from time to time. Accordingly, the Board of Directors carefully considers from time to time whether the CEO and Chairman positions should be combined based on what the Board believes is best for the Company and its stockholders.

        Board structures vary greatly among U.S. public corporations. The Board of Directors does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the CEO and Chairman positions so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the CEO and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

        Since March 2009, Mr. Robert E. Weissman has served as the Lead Independent Director. With Mr. Weissman retiring from the Board of Directors, Mr. Gerald S. Hobbs has been elected by the Board of Directors to serve as the Lead Independent Director. In addition to presiding at executive sessions of the independent directors, the responsibilities of the Lead Independent Director also include:

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  leading the Board's processes for selecting and evaluating the Chief Executive Officer and Chairman;

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  presiding at all meetings of the Board at which the Chairman is not present;

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  calling additional meetings of the independent directors as appropriate;

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  assisting in scheduling Board meetings;

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  providing the Board of Directors with input as to the preparation of Board meeting agendas;

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  specifically requesting the inclusion of certain materials for Board meetings;

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  recommending, as appropriate, that the Board of Directors retain consultants who will report directly to the Board of Directors; and

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  acting as a liaison between the independent directors and the Chairman on sensitive issues.

        The Board of Directors believes that the responsibilities delegated to the Lead Independent Director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board of Directors believes that its Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership.

        The Board of Directors believes that this structure is in the best interests of the Company at this time as it will allow for a balance of power between the CEO and the independent directors and will provide an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management.

Board Composition

        The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In that regard, the Nominating and Corporate Governance Committee is responsible for recommending candidates for all directorships to be filled by the Board or by the stockholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee takes into account (1) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors and (2) all other factors it considers appropriate. In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating and Corporate Governance Committee carefully considers are the benefits to the Company of diversity, including gender and racial diversity, in board composition.

        After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate's election.

        When considering whether the Board's directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Board focused primarily on the information discussed in each of the Board members' or nominees' biographical information set forth on pages 34 to 36. In particular, with regards to Mr. Connors, the Board considered his extensive knowledge of the Company's business and his position as Chief Executive Officer of the Company with the responsibility for the day-to-day oversight of the Company's business operations. With regards to Messrs. Budnick, Hobbs and Waite and Mses. Putur and Raina, the Board considered their significant experience, expertise and background with regard to business, accounting and financial matters. With regards to Mr. Budnick, the Board of Directors considered his extensive experience as Managing Director at Channel Rock Partners, a management consulting firm, and as Chief Financial Officer of MBIA Insurance Corporation, a major financial services Company. With regards to Mr. Hobbs, the Board of Directors considered his extensive experience as the Chairman and CEO of various information and media companies, including VNU, Inc. With regards to Ms. Putur, the Board of Directors considered her extensive experience in information technology obtained at global corporations in the high tech, retail and fashion sectors, including in her current role as Chief Information Officer of Coach, Inc. With regards to Ms. Raina, the Board of Directors considered her role as a senior executive with The Bank of New York and her service on the Audit Committee of RealNetworks. With regards to Mr. Waite, the Board considered his extensive experience in management consulting as a Managing Director with McKinsey & Company and his service as one of three members of McKinsey's Office of the Managing Director. In addition, in connection with the nomination of Messrs. Budnick and Hobbs for election as directors at the 2014 Annual Meeting, the Board considered their valuable contributions to the Company's success during their years of Board service.

Director Independence

        Our Board of Directors currently has six directors. The Board of Directors has affirmatively determined that all of the directors, other than Mr. Connors, including those who serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are "independent" for purposes of The NASDAQ Stock Market LLC ("NASDAQ") listing standards and federal securities laws. In the course of the Board of Directors' determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable NASDAQ rules and the rules and regulations of the Securities and Exchange Commission (the "SEC"). The Board of Directors also determined that Mr. Weissman, who served as a director during 2013, satisfied all of the foregoing standards of independence.

Executive Sessions

        Our independent directors hold regularly scheduled meetings at which only independent directors are present.

Meeting Attendance

        Directors are expected to attend Board meetings and meetings of the committees on which they serve and to spend the time needed, and meet as frequently as necessary, in order to properly discharge their responsibilities. The Board of Directors held six meetings during 2013. Each of the standing committees of the Board of Directors held the number of meetings indicated in the table below. Each of our directors serving during 2013 attended at least 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors on which such director served during that period.

        This Annual Meeting will be our seventh annual stockholder meeting. ISG's policy is to invite each director to attend the Company's annual meeting of stockholders, but does not require attendance by all directors. ISG periodically monitors and reassesses this policy to ensure the Board remains open and available for stockholder communications.

Committees of the Board of Directors

        The Audit, Compensation, and Nominating and Corporate Governance Committees each operate under a written charter adopted by the Board of Directors, and each committee of the Board of Directors reviews and assesses the adequacy of its charter on at least an annual basis. Copies of these charters are available on our website (www.isg-one.com/governance).

        The following table sets forth the three standing committees of the Board of Directors, the members of each committee during the last fiscal year and the number of meetings held by each committee during the last fiscal year:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Michael P. Connors
Neil G. Budnick	Chairman	Member	Member
Gerald S. Hobbs	Member	Member	Member
Kalpana Raina	Member	Member	Member
Donald C. Waite III	Member	Member	Chairman
Robert E. Weissman	Member	Chairman	Member
	4 Meetings	2 Meetings	1 Meeting

        Upon Ms. Christine Putur's election to the Board of Directors on March 19, 2014, she became a member of the Audit, Compensation, and Nominating and Corporate Governance Committees effective immediately.

Audit Committee

        Our Audit Committee currently consists of Mr. Budnick, as Chairman, Mr. Hobbs, Ms. Putur, Ms. Raina and Mr. Waite. During 2013, Mr. Weissman served as a member of the Audit Committee. The Audit Committee is responsible for, among other things:

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  selecting, appointing, compensating, retaining and terminating our independent registered public accounting firm;

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  overseeing the auditing work of any independent registered public accounting firm employed by us, including the resolution of any disagreement between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

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  pre-approving audit, other audit, audit related and permitted non-audit services to be performed by the independent registered public accounting firm and related fees;

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  meeting with our independent registered public accounting firm to review the proposed scope of the annual audit of our financial statements and to discuss such other matters that it deems appropriate;

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  reviewing the findings of the independent registered public accounting firm with respect to the annual audit;

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  meeting to review and discuss with management and the independent registered public accounting firm our periodic financial reports prior to our filing them with the SEC and reporting annually to the Board of Directors with respect to such matters;

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  reviewing with our financial and accounting management, the independent registered public accounting firm and internal auditor the adequacy and effectiveness of our internal control over financial reporting, financial reporting process and disclosure controls and procedures; and

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  reviewing the internal audit function.

        In accordance with applicable federal securities laws and the rules of NASDAQ, we have adopted an Audit Committee charter that incorporates these duties and responsibilities.

        The Audit Committee is, and will at all times be, composed exclusively of "independent directors," as determined in accordance with NASDAQ's independence standards, who are able to read and understand fundamental financial statements. In addition, pursuant to the rules of NASDAQ, ISG must have at least one member of the Audit Committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication. The Board of Directors has determined that each of the Audit Committee members satisfies NASDAQ's definition of financial sophistication and that Mr. Budnick, Mr. Hobbs, Ms. Raina and Mr. Waite each qualify as an "audit committee financial expert," as defined under the rules and regulations of the SEC.

        Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

        The Compensation Committee consists of Mr. Hobbs, as Chairman, Mr. Budnick, Mr. Hobbs, Ms. Putur, Ms. Raina and Mr. Waite. During 2013, Mr. Weissman served as a member and Chairman of the Compensation Committee. The Compensation Committee is responsible for overseeing the compensation and employee benefit plans and practices of the Company, including administering the Amended and Restated 2007 Equity Incentive Plan and the 2007 Employee Stock Purchase Plan. The Compensation Committee is also responsible for, among other things:

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  reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation;

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  reviewing with the Chief Executive Officer the performance and compensation of all other executive officers;

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  reviewing and discussing the Compensation Discussion and Analysis section contained in this Proxy Statement;

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  discussing the results of the stockholder advisory vote on the compensation paid to our named executive officers;

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  retaining or terminating, as needed, and approving the fees and any other retention terms for, compensation and benefits consultants and other outside consultants or advisors to provide independent advice to the Compensation Committee;

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  evaluating on at least an annual basis whether any work provided by a consultant retained by the Compensation Committee raises any conflict of interest; and

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  reviewing and establishing policies concerning any management perquisite and similar benefits.

For more information on the Compensation Committee's role in determining executive compensation, see "Compensation of Officers and Directors" beginning on page 37.

        In accordance with applicable federal securities laws and the rules of NASDAQ, ISG has adopted a Compensation Committee charter that delineates these duties and responsibilities.

        The Board of Directors has determined that all of the members of the Compensation Committee meet the independence requirements mandated by NASDAQ, the rules of the SEC and the Internal Revenue Service, in each case as they are applicable to serving on the Compensation Committee.

        The Compensation Committee has retained Steven Hall & Partners ("SH&P") to advise it in connection with fulfilling its responsibilities with respect to the Company's executive and Board of Director compensation programs. For a discussion of the nature and scope of SH&P's assignment, and the material elements of the instructions or directions given to SH&P with respect to the performance of their duties under the engagement, please see: "Use of Third Party Consultants" on page 37. SH&P maintains no other direct or indirect business relationships with the Company.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of Mr. Waite, as Chairman, Mr. Budnick, Mr. Hobbs, Ms. Putur and Ms. Raina. The Nominating and Corporate Governance Committee is responsible for, among other things:

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  developing, recommending and monitoring corporate governance guidelines for ISG and the Board of Directors;

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  identifying and reviewing the qualifications of candidates for Board membership;

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  recommending to the Board of Directors candidates to fill vacancies on the Board which occur between annual meetings of stockholders or for election at annual meetings;

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  recommending to the Board of Directors criteria regarding the composition of the Board, the total size of the Board and the proportion of employee and non-employee directors;

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  recommending to the Board of Directors committee memberships and chairpersons; and

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  consulting with the Board of Directors annually regarding the independence of each member of the Board.

        In accordance with applicable federal securities laws and the rules of NASDAQ, ISG has adopted a Nominating and Corporate Governance Committee charter that delineates these duties and responsibilities.

        The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by NASDAQ, the rules of the SEC, in each case as they are applicable to serving on the Nominating and Corporate Governance Committee, and our standards of independence.

        The Nominating and Corporate Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee takes into account, without limitation, factors such as judgment, skill, diversity, character, integrity, collegiality, willingness to act upon and be accountable for majority Board decisions, experience (particularly with businesses and other organizations of comparable size and within similar or related industries) and how that experience interplays with that of the other Board members, independence from management, and the ability of the candidate to attend Board and Committee meetings regularly and to devote an appropriate amount of time and effort in preparation for those meetings. In assessing stockholder recommendations, the Nominating and Corporate Governance Committee will consider the same criteria utilized for other candidates, but will also consider whether the candidate can serve the best interests of all stockholders of the Company and not be beholden to the sponsoring person or group. A stockholder must provide notice to the Chief Financial Officer that must include the name, address, and number of shares owned by the stockholder making such recommendation; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. You must submit the nominee's consent to be elected and to serve. ISG may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee. The notice must be delivered to the Chief Financial Officer, who will forward the notice to the Nominating and Corporate Governance Committee for consideration. Ultimately, the Nominating and Corporate Governance Committee will nominate those individuals who it believes will, in conjunction with other members of the Board, best collectively serve the long-term interests of the Company's stockholders.

Compensation Committee Interlocks and Insider Participation

        During the year ended December 31, 2013, members who served on our Compensation Committee included Mr. Weissman, as Chairman, Mr. Budnick, Mr. Hobbs, Ms. Raina and Mr. Waite. No member of our Compensation Committee during 2013 was an employee or officer or former employee or officer of the Company or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or the Compensation Committee during 2013.

Oversight of Risk Management

        On behalf of the Board of Directors, the Audit Committee is responsible for oversight of the Company's risk management policies and procedures. The Company is exposed to a number of risks including financial risks, operational risks and risks relating to regulatory and legal compliance. The Audit Committee discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. The Company's Chief Financial Officer is responsible for the Company's risk management function and regularly works closely with the Company's senior executives to identify risks material to the Company. The Chief Financial Officer reports regularly to the Chief Executive Officer and the Company's Audit Committee regarding the Company's risk management policies and procedures. In that regard, the Company's Chief Financial Officer meets with the Audit Committee at least four times a year to discuss the risks facing the Company, highlighting any new risks that may have arisen since they last met. The Audit Committee also reports to the Board on a regular basis to apprise the Board of their discussions with the Chief Financial Officer regarding the Company's risk management efforts.

        With respect to risks related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company's executive compensation program, whether the program encourages unnecessary or excessive risk taking. The compensation programs generally are not believed to encourage risks that are reasonably likely to have material adverse effect on the Company.

Code of Ethics

        We have adopted a code of ethics and business conduct applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of NASDAQ. You may obtain a copy of ISG's code of ethics and business conduct, free of charge, by contacting our Chief Financial Officer. You can also find a link to the code on our website (www.isg-one.com). ISG intends to disclose any amendments to or waivers from a required provision of its code of ethics and business conduct on its website (www.isg-one.com),

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines to assist the Board and its committees in the exercise of their responsibilities. The Corporate Governance Guidelines, which are available on our website (www.isg-one.com/governance), set forth guiding principles and provide a flexible framework for the governance of the Company. The Corporate Governance Guidelines address, among other things, Board functions and responsibilities, management succession, Board membership and independence, Board meetings and Board committees, access to management, employees and outside advisors, director orientation and continuing education. The Nominating and Corporate Governance Committee regularly reviews and provides recommendations to the Board on the Corporate Governance Guidelines, and the full Board approves changes as it deems appropriate.

Certain Relationships and Transactions with Related Persons

        ISG's policy is to require that any transaction with a related person required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved or ratified by a majority of independent, disinterested directors. Any compensation-related matters must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval. ISG has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case-by-case basis.

        During 2013, we did not enter into any transactions with related persons that required review, approval or ratification under the Board of Directors' related person transaction policy.

Stockholder Communications with Directors

        Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address and fax number:

Name of the Director(s)
c/o Chief Financial Officer
Information Services Group, Inc.
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
Fax: (203) 517-3199

        Communications from our stockholders to one or more directors will be collected and organized by our Chief Financial Officer under procedures approved by our independent directors. The Chief Financial Officer will forward all communications to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Chief Financial Officer may, in his or her discretion, forward only representative correspondence.

        The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a committee, the Chairman of the Board or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our Chief Financial Officer.

PROPOSAL NO. 2
RATIFICATION OF ENGAGEMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        On March 7, 2014, the Audit Committee and the Board of Directors engaged PricewaterhouseCoopers LLP to continue in its capacity as independent registered public accounting firm for the fiscal year ending December 31, 2014. Stockholders will be asked at the Annual Meeting to ratify the engagement of PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2014.

        Although the engagement of PricewaterhouseCoopers LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it is appropriate as a matter of policy to request that the stockholders ratify the selection of its independent registered public accounting firm for the fiscal year ending December 31, 2014. If the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors or the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors or Audit Committee feels that such a change would be in the best interests of the Company and our stockholders.

        The Company anticipates that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions at the meeting.

        The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2013 and 2012 by PricewaterhouseCoopers LLP:

	Fiscal Years
	December 31, 2013	December 31, 2012
Audit Fees(1)	$1,002,000	$925,821
Audit-Related Fees(2)	1,904	1,904
Tax Fees(3)	55,471	179,571

Total Fees	$1,059,375	$1,107,296

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." This category includes fees related to software licenses.

(3)
Includes fees for professional services rendered in fiscal 2013 and 2012 in connection with tax compliance (including U.S. federal and international returns) and tax consulting.

        The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company's engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee's responsibilities under the Securities Exchange Act of 1934, as amended, to the Company's management. All of the fees described above under Audit Fees, Audit-Related Fees and Tax Fees were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

        Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ENGAGEMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014

REPORT OF THE AUDIT COMMITTEE

        The directors who serve on the Audit Committee are all "independent" in accordance with NASDAQ requirements and the applicable SEC rules and regulations. We have reviewed and discussed with management the Company's Annual Report on Form 10-K, which includes the Company's audited consolidated financial statements for the year ended December 31, 2013 and management's report on internal control over financial reporting as of December 31, 2013 (which is required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002).

        During 2013, the Audit Committee fulfilled all of its responsibilities under its charter that was effective during 2013. As part of the Company's governance practices, the Audit Committee reviews its charter on an annual basis and, when appropriate, recommends to the Board of Directors changes to its charter. The Board of Directors adopted changes to the Audit Committee charter in May 2013. The revised Audit Committee charter can be obtained through our website (www.isg-one.com).

        We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters covered by Public Company Accounting Oversight Board (PCAOB) standards, AU Section 380 Communication with Audit Committees.

        We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and have discussed with the registered public accounting firm their independence.

        Based on the reviews and discussions referred to above, we recommended to the Company's Board of Directors that the Company's Annual Report on Form 10-K for the year ended December 31, 2013 be filed with the Securities and Exchange Commission.

        During 2013, directors Neil G. Budnick, Gerald S. Hobbs, Kalpana Raina, Donald C. Waite III and Robert E. Weissman served as members of the Audit Committee. Ms. Putur was added as a member of the Audit Committee on March 19, 2014 after the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2013 with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
THE AUDIT COMMITTEE Mr. Neil G. Budnick (Chairman) Mr. Gerald S. Hobbs Ms. Kalpana Raina Mr. Donald C. Waite III

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

        We are including in this Proxy Statement a separate resolution subject to stockholder vote to approve, in a non-binding advisory vote, the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement pursuant to the rules of the SEC on pages 37 to 51. The language of the resolution is as follows:

          RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND ANY RELATED NARRATIVE DISCUSSION IS HEREBY APPROVED.

        In considering your vote, you may wish to review with care the information on the Company's compensation policies and decisions regarding the Named Executive Officers presented in Compensation Discussion and Analysis on pages 37 to 51, as well as the discussion regarding the Compensation Committee on page 9.

        In particular, stockholders should note the following:

    •
    As noted in the Compensation Discussion and Analysis, the Company believes management compensation should be competitive with market practices, provide reward based on the attainment of Company objectives and tightly align management with the interests of stockholders.

    •
    At the discretion of the Compensation Committee, the material elements of the compensation system created for the Company's Named Executive Officers include a mix of base salary, annual performance-based cash incentive and an equity component.

    •
    The Company believes that the compensation provided to the Named Executive Officers is competitive with market norms, is predicated on "pay for performance" and is tightly aligned with the interests of the Company's stockholders.

        Because this vote is advisory and non-binding on the Board of Directors, the Board and the Compensation Committee will review and consider the voting results, as well as other communications from stockholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation programs.

        Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

 PROPOSAL NO. 4
APPROVAL OF THE AMENDED AND RESTATED 2007 EQUITY AND INCENTIVE AWARD PLAN

Introduction

        At the Annual Meeting, stockholders will be asked to approve a proposal to amend and restate our 2007 Equity Incentive Plan. The amended plan would be titled the "Amended and Restated 2007 Equity and Incentive Award Plan." We refer to the current version of the 2007 Equity Incentive Plan, last approved by stockholders on May 11, 2010, as the "current Plan," and refer to the proposed Amended and Restated 2007 Equity and Incentive Award Plan as the "proposed Plan." The full text of the proposed Plan is attached hereto as Annex A.

        The proposed Plan was approved by our Board of Directors and the Board's Compensation Committee on March 6, 2014. Like the current Plan, the proposed Plan is expected to benefit ISG by helping us:

  •
  Recruit and retain key employees, directors or other independent contractors serving ISG and its affiliates;

  •
  Motivate such persons to exert their best efforts on behalf of ISG and its affiliates by providing incentives in the form of equity awards and cash incentive awards; and

  •
  Provide to such persons an added interest in the welfare of ISG as a result of their proprietary interest in ISG's success.

        The Board and the Committee believe that awards linked to common stock and awards with terms tied to our performance provide incentives for the achievement of important performance objectives and promote the long-term success of ISG. Therefore, they view the proposed Plan as a key element of our overall compensation program.

Proposed Changes

        If stockholders approve the proposed Plan, additional shares will be available under the proposed Plan, and the way in which shares are counted against the number of shares reserved will be changed. Under the current Plan, a "share pool" was authorized totaling 8,500,000 shares of ISG common stock (subject to adjustment as described below), of which 971,502 shares remain available for new grants. Each actual share delivered upon exercise of an option or stock appreciation right ("SAR") counts as one share used from the share pool, while each actual share delivered in connection with any other type of equity award counts as 1.44 shares used from the share pool. Under the proposed Plan, 5,150,000 new shares will be reserved for awards granted from that date forward, and each share delivered under the proposed Plan will count as one share against the share pool.

        The other significant change is that the proposed Plan would authorize the grant of "incentive awards." These are awards that are denominated in cash and are not based on shares. Generally, incentive awards will be payable in cash, although the proposed Plan would permit the Compensation Committee to specify that the cash amount earned or earnable under an incentive award could be converted to shares or an equity award at a specified date. Incentive awards will be earned by the achievement of performance goals specified by the Compensation Committee. By adding incentive awards as a type of award under the proposed Plan, cash incentives, such as annual bonuses, can be qualified as "performance-based compensation" under Internal Revenue Code Section 162(m), which is intended to enable ISG to claim tax deductions for compensation to certain senior executive officers without limitation under Section 162(m)'s $1 million deductibility cap (discussed further below).

        Other substantive changes in the proposed Plan as compared to the current Plan are as follows:

  •
  The authorization for grants of new awards, which would expire in May 2015, is extended to the date five years after stockholders approve the proposed Plan.

  •
  Limitations on the value of awards are specified for non-employee directors, such that the maximum grant-date fair value of equity awards granted to a non-employee director in any calendar year will be $350,000, except that the limit for a non-employee Chairman of the Board or Lead Director will be $700,000.

  •
  Cash payouts under the proposed Plan, under incentive awards and under awards denominated in shares but paid in cash, will not reduce the shares available under the share pool.

  •
  The proposed Plan will specify that the full Board can perform any function that the Compensation Committee is authorized to perform. In addition, no action taken by the Compensation Committee under the proposed Plan will be invalid or void if a Compensation Committee member fails to meet a qualification requirement at the time the action was taken.

  •
  The provisions relating to performance goals for awards intended to qualify under Code Section 162(m) are clarified, to specify that performance goals (i) can be set in relation to performance in a prior period, (ii) can be based on audited or unaudited financial results, (iii) can be subject to adjustments that are pre-specified by the Compensation Committee as part of the performance goal, and (iv), if at least one performance goal is required to be met in a way that satisfies requirements under Section 162(m), additional performance goals that do not necessarily qualify under Section 162(m) can be incorporated into the award as pre-specified metrics that provide a basis for the Compensation Committee to exercise its reserved negative discretion.

  •
  The provision governing adjustments to awards is clarified to include adjustments to performance goals that are specified on a per-share basis, and to ensure that adverse accounting consequences do not result from an award adjustment.

  •
  If dividend equivalents may be earned under any award that is subject to performance conditions, the dividend equivalents will not be payable unless the underlying award becomes payable based on its terms including any performance requirement.

Types of Plan Awards

        The proposed Plan would authorize a broad range of award types, including:

  •
  stock options, which may be incentive stock options providing favorable tax treatment to employees under Section 422 of the Internal Revenue Code or non-qualified stock options (i.e., options not qualifying for such favorable tax treatment);

  •
  stock appreciation rights ("SARs");

  •
  restricted stock, an award of actual shares subject to a risk of forfeiture and restrictions on transfer;

  •
  restricted stock units ("RSUs"), a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture;

  •
  other awards based on ISG common stock;

  •
  performance-based awards, which are equity awards or incentive awards intended to qualify for full tax deductibility by ISG under Code Section 162(m); and

  •
  incentive awards, a cash-denominated award earnable by achievement of performance goals.

Shares Reserved For Equity Awards

        Information on the number of shares available under the current Plan, our only equity award plan, and under our Employee Stock Purchase Plan, and unissued shares deliverable under outstanding options and RSUs as of the end of the last fiscal year is presented beginning on page 28 under the caption "Equity Compensation Plan Information."

        Based on the outstanding equity awards under the current Plan at March 19, 2014, and assuming stockholders approve the proposed Plan, the total number of shares subject to outstanding awards and to be available for future awards under the proposed Plan (which would be our only continuing equity award plan) would be as follows:

Shares subject to outstanding awards*	1,817,949
Shares remaining available under the current Plan**	674,654
Shares to be added if stockholders approve the proposed Plan***	5,150,000

Total shares subject to outstanding awards and to be available for future equity awards***	7,642,603
Percentage of outstanding shares****	20.46%

*
Outstanding awards at March 19, 2014 were 106,248 SARs and 1,711,701 RSUs. The weighted average exercise price of the SARs was $5.78 and the weighted average remaining term of such SARs at that date was 4.06 years. The weighted average remaining term of unvested RSUs at that date was 2.41 years. RSUs have terms that provide for accelerated vesting in specified circumstances, including in some cases upon the market price of ISG common stock reaching targeted levels.

**
This is the number of shares available for RSUs and other "full-value" awards. Under the current Plan, if all available shares were made subject to new grants of options or SARs, the total number of shares remaining available would be 971,502. Under the proposed Plan, the number of shares available for all award types would be as shown in the table.

***
Based on shares to be reserved under the proposed Plan. Does not include shares reserved for the Employee Stock Purchase Plan.

****
Outstanding shares (the denominator in this calculation) include all ISG common stock outstanding at March 19, 2014 but does not include unissued shares reserved for outstanding awards or future awards under the current Plan or proposed Plan (inclusion of those shares in the denominator would result in a lower percentage than appears in the table).

        The delivery of shares upon the exercise or settlement of an award will reduce the shares available under the proposed Plan by one share for each share delivered, whether the delivery results from the exercise of an option or SAR or is a settlement of an RSU or other full-value award. Shares that are deliverable in connection with an award that terminates, lapses or is forfeited or canceled will be deemed not to have been delivered and will be available for further awards under the proposed Plan. Shares withheld to pay the exercise price or tax withholding obligations relating to options or SARs will be treated as delivered under the proposed Plan, but shares withheld to pay the tax withholding obligations relating to other awards will not be treated as delivered and therefore will be available for further awards under the proposed Plan. Cash settlement of an award will not be treated as delivery of shares and therefore will not reduce the shares available under the proposed Plan.

        On March 19, 2014, the last reported sale price of ISG's common stock as reported in the NASDAQ Global Market was $4.76 per share.

Per-Person Award Limits

        The proposed Plan imposes annual limits on the awards that may be granted to or earned by a single participant, as follows (share limits are subject to adjustment, as described below):

  •
  The maximum number of shares underlying options and SARs that may be granted to any one participant in any given calendar year may not exceed 750,000.

  •
  The maximum amount that may be earned under the proposed Plan during a calendar year by a participant in connection with the settlement of awards designated as "performance-based awards" is: (i) with respect to performance-based awards that are denominated in shares, 500,000 shares and (ii) with respect to cash-denominated performance-based awards, $5,000,000. In the case of performance periods extending more than one calendar year, the applicable limitation will be apportioned over the number of full and partial years in the performance period.

  •
  The maximum grant-date fair value of equity awards granted to a non-employee director in any calendar year will be $350,000, except that this limit for a non-employee Chairman of the Board or Lead Director will be $700,000.

Reasons for Stockholder Approval

        We seek approval of the proposed Plan by stockholders in order to meet requirements of the NASDAQ, to satisfy requirements of tax law to help preserve our ability to claim tax deductions for compensation to executive officers and to comply with requirements of the existing Plan that increases in the share pool be approved by stockholders. In addition, the Board regards stockholder approval of this proposal as desirable and consistent with corporate governance best practices.

        Internal Revenue Code Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the chief executive officer and the three other most highly compensated executive officers serving on the last day of the fiscal year, excluding the chief financial officer. "Performance-based" compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. For purposes of Section 162(m), approval of the proposed Plan will be deemed to include reapproval of the general business criteria upon which performance objectives for awards are based, described below under the caption "Performance-Based Awards," together with eligibility terms and per-person limitations under the proposed Plan. Stockholder approval of general business criteria, without specific targeted levels of performance, will permit qualification of incentive awards for full tax deductibility for a period of approximately five years under Section 162(m). Stockholder approval of the performance goal inherent in stock options and SARs (increases in the market price of stock) is not subject to a time limit under Section 162(m).

        In addition, stockholder approval will permit designated stock options to qualify as incentive stock options ("ISOs") under the Internal Revenue Code. Such qualification can give the holder of the options more favorable tax treatment, as explained below.

Administration of the Proposed Plan

        The proposed Plan will be administered by the Compensation Committee, except that the Board may itself act to administer the proposed Plan. Subject to the terms and conditions of the proposed Plan, the Compensation Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the cash amount earnable of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret Plan terms and make all other determinations that may be necessary or advisable for the administration of the proposed Plan. The proposed Plan authorizes the Compensation Committee to delegate authority to a sub-committee or to officers, subject to applicable limitations under tax, securities and corporate law.

Substitute Awards

        Awards may be made under the proposed Plan in assumption of, or in substitution for, outstanding awards previously granted by ISG or its affiliates or a company acquired by ISG or with which ISG combines. The number of shares underlying any such assumed or substitute awards will not be counted against the aggregate number of shares which otherwise are available for grant under the proposed Plan in the case of an assumption or substitution of awards for those of a company acquired by ISG or with which ISG combines.

Time Limit on Grants; Stockholder Approval of Repricing

        No award may be granted under the proposed Plan after the fifth anniversary of the effective date of the proposed Plan, which would be the date of stockholder approval of the proposed Plan, but awards theretofore granted may extend beyond that date. Other provisions of the proposed Plan notwithstanding, the repricing of an outstanding option or SAR is prohibited without prior approval of our stockholders. For this purpose, a "repricing" means any of the following (or any other action that has the same effect): (i) changing the terms of an option or SAR to lower its exercise price; (ii) any other action that is treated as a "repricing" under generally accepted accounting principles; and (iii) repurchasing or canceling an option or at a time when its exercise price is greater than the fair market value of the underlying shares for cash or in exchange for another award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change for which an award adjustment is authorized. Such cancellation and exchange would be considered a "repricing" regardless of whether it is treated as a "repricing" under generally accepted accounting principles and regardless of whether it is voluntary on the part of the participant.

Eligibility

        Executive officers and other employees of ISG and its subsidiaries, and non-employee directors and independent contractors are eligible to be selected as participants in the proposed Plan. As of March 19, 2014, approximately 875 persons are potentially eligible for awards under the proposed Plan. Equity awards outstanding under the current Plan were held by a total of 82 current and former ISG employees as of March 19, 2014. Nothing in the proposed Plan precludes the Compensation Committee from authorizing payment of other compensation, including bonuses based upon performance, to executive officers, other employees, non-employee directors and independent contractors outside of the proposed Plan.

Terms and Conditions of Options

        Options granted under the proposed Plan will be, as determined by the Compensation Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related award agreements, and will be subject to terms and conditions specified in the proposed Plan and other terms and conditions specified by the Compensation Committee.

        Option Exercise Price.    The option exercise price per share will be determined by the Compensation Committee, but will not be less than 100% of the fair market value of a share on the date an option is granted (other than in the case of options granted in substitution of previously granted awards).

        Exercisability.    Options granted under the proposed Plan will be exercisable at such time and upon such terms and conditions as may be determined by the Compensation Committee, but in no event will an option be exercisable more than ten years after the date it is granted. The Compensation Committee will determine the vesting terms of options, in its discretion.

        Exercise of Options.    Except as otherwise provided in the proposed Plan or in an award agreement, an option may be exercised for all, or from time to time any part, of the shares for which it is then exercisable. The purchase price for the shares as to which an option is exercised will be paid to ISG as designated by the Compensation Committee, either: (i) in cash or its equivalent, (ii) in shares having a fair market value equal to the aggregate option exercise price for the shares being purchased and satisfying such other requirements as may be imposed by the Compensation Committee (which may include the withholding by ISG of shares deliverable upon exercise of the option to satisfy the exercise price), (iii) partly in cash and partly in such shares, (iv) through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver promptly to ISG an amount out of the proceeds of such sale equal to the aggregate option exercise price for the shares being purchased or (v) through net settlement in shares. No participant will have any rights to dividends or other rights of a stockholder with respect to shares subject to an option until the participant has given written notice of exercise of the option, paid in full for such shares and, if applicable, has satisfied any other conditions imposed by the Compensation Committee pursuant to the proposed Plan.

Terms and Conditions of Stock Appreciation Rights

        Grants.    The Compensation Committee may grant (i) a SAR independent of an option or (ii) a SAR in connection with an option, or a portion thereof. A stock appreciation right granted in connection with an option (A) may be granted at the time the related option is granted or at any time prior to the exercise or cancellation of the related option, (B) will cover the same number of shares covered by the option (or such lesser number of shares as the Compensation Committee may determine) and (C) will be subject to the same terms and conditions as the option except for such additional limitations as the Compensation Committee may impose.

        Terms.    The exercise price per share of a SAR will be an amount determined by the Compensation Committee but in no event will such amount be less than the fair market value of a share on the date the SAR is granted (other than in the case of SARs granted in substitution of previously granted awards); provided, however, that in the case of a SAR granted in conjunction with an option, or a portion thereof, the exercise price may not be less than the option exercise price of the related option. Each SAR granted independent of an option entitles a participant upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share over (B) the exercise price per share, times (ii) the number of shares or portion thereof covered by the SAR being exercised. Each SAR granted in conjunction with an option, or a portion thereof, entitles a participant to surrender to ISG the unexercised option and to receive from ISG in exchange therefor an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share over (B) the option exercise price per share, times (ii) the number of shares covered by the option, or portion thereof, which is surrendered. Payment will be made in shares or in cash, with any shares valued at fair market value at the exercise date, all as determined by the Compensation Committee.

        Limitations.    The Compensation Committee may impose, in its discretion, such vesting requirements and conditions upon the exercisability of SARs as it may determine, but in no event will a SAR be exercisable more than ten years after the date it is granted.

Other Stock-Based Awards

        The Compensation Committee may grant or sell awards of shares, awards of restricted stock, RSUs and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares. Such other stock-based awards will be in such form, and dependent on such conditions, as the Compensation Committee will determine, including, without limitation, the right to receive, or vest with respect to, one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other stock-based awards may be granted alone or in addition to any other awards granted under the proposed Plan. Subject to the provisions of the proposed Plan, the Compensation Committee will determine to whom and when other stock-based awards will be made, the number of shares to be awarded under (or otherwise related to) such other stock-based awards; whether such other stock-based awards will be settled in cash, shares or a combination of cash and shares; the vesting provisions of the awards and all other terms and conditions of the awards.

Incentive Awards

        The Compensation Committee may grant incentive awards providing an opportunity to earn specified cash amounts (i.e., the award is denominated in cash rather than in shares) by achievement of specified performance goals. All incentive awards are subject to the per-person limitation applicable to cash performance-based awards, whether or not the incentive award is intended to qualify under Code Section 162(m). The Compensation Committee will specify the performance period and performance goals for each incentive award; an incentive award with a performance period of one year or less may be designated as an "Annual Incentive Award." The Compensation Committee may specify additional terms of the award, which may include terms providing for the award to be deemed to be earned or vest on an accelerated basis or without regard to performance in specified circumstances, such as a change in control or termination of the employment of the participant. Subject to the provisions of the proposed Plan, the Compensation Committee will determine to whom and when incentive awards will be granted and the cash denominated amounts that may be earned. Earnings may be credited on incentive awards during any period the award remains outstanding following the attainment of the performance goals. Incentive awards may be settled in cash, shares or other awards, provided that the Compensation Committee has specified the timing and other terms of any conversion of cash amounts earned or earnable under the incentive award into shares or other awards.

Performance-Based Awards

        Certain other stock-based awards or incentive awards denominated in cash may be granted in a manner that is intended to be deductible by ISG under Section 162(m) of the Internal Revenue Code (or any successor section thereto) ("performance-based awards"). A participant will earn a performance-based award based on the attainment of written performance goals approved by the Compensation Committee for a performance period established by the Compensation Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, will be based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; and (xix) total stockholder return. The foregoing criteria may relate to ISG, one or more of its affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to prior period performance or to the performance of one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee will determine. In addition, to the degree consistent with Section 162(m) of the Internal Revenue Code, the performance goals may be calculated eliminating bonuses, capital charges, non-recurring or extraordinary income or expense, or other pre-specified financial items of income or expense for the performance period. Provided that the Compensation Committee has specified at least one performance goal qualifying the award as performance-based under Code Section 162(m), the

Compensation Committee may specify other performance goals or criteria as a basis for its exercise of negative discretion with respect to the Award.

        The Compensation Committee will determine whether, for a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, will so certify and determine the amount earned under the applicable performance-based award. No performance-based awards will be paid for such performance period until such certification is made by the Compensation Committee. The amount of the performance-based award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee The amount of the performance-based award earned generally will be paid to the participant after the end of the performance period at such time as the Compensation Committee has specified for the award, except that a participant may, if and to the extent permitted by the Compensation Committee and consistent with the applicable provisions of the Internal Revenue Code, elect to defer payment of a performance-based award.

Transferability

        Unless otherwise determined by the Compensation Committee (and subject to the limitation that in no circumstances may an award be transferred by the participant for consideration or value), an award will not be transferable or assignable by the participant otherwise than by will or by the laws of descent and distribution or to a designated beneficiary in the event of death. An award exercisable after the death of a participant may be exercised by the legatees, personal representatives, distributees or designated beneficiaries of the participant.

Adjustments upon certain events/Change of Control

        In the event of any change in the outstanding shares after the effective date of the proposed Plan by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares or other corporate exchange or equity restructuring (as defined under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718), or any distribution to stockholders other than regular cash dividends or any transaction similar to the foregoing, the Compensation Committee shall make such substitution or adjustment, if any, in a manner it deems to be equitable, as to (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the proposed Plan or pursuant to outstanding awards, (ii) the maximum number of shares for which options or stock appreciation rights may be granted during a calendar year to any participant, (iii) the maximum amount of a performance-based award that may be granted during a calendar year to any participant, (iv) the option exercise price or exercise price of any stock appreciation right and/or (v) any other affected terms of such awards; provided, that, for the avoidance of doubt, in the case of the occurrence of any of the foregoing events that is an "equity restructuring" (within the meaning of the FASB ASC Topic 718), the Compensation Committee shall make an equitable adjustment to all outstanding awards to reflect such event.

        In the event of a change in control after the effective date, (i) if determined by the Compensation Committee in the applicable award agreement or otherwise, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse and/or performance restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse and/or performance restrictions, as the case may be, as of immediately prior to such change in control and (ii) the Compensation Committee may, but will not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (B) cancel such awards for fair value (as determined in the sole discretion of the Compensation Committee) which, in the case of options and stock appreciation rights, may equal the excess, if any, of value of the consideration to be paid in the change in control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or stock appreciation rights) over the aggregate exercise price of such options or stock appreciation rights, (C) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by the Compensation Committee in its sole discretion or (D) provide that for a period of at least ten business days prior to the change in control, such options or stock appreciation rights will be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such options or stock appreciation rights will terminate and be of no further force and effect.

Amendment of the Proposed Plan

        The Board of Directors may amend, alter or discontinue the proposed Plan, but no amendment, alteration or discontinuation will be made, (a) without the approval of the stockholders of ISG, if such action would increase the total number of shares reserved for the purposes of the proposed Plan or change the maximum number of shares for which awards may be granted to any participant, (b) without the consent of a participant, if such action would materially diminish any of the rights of the participant under any award theretofore granted to such participant under the proposed Plan or (c) other than as permitted in the proposed Plan, relating to repricing of options or stock appreciation rights, to permit such repricing without the approval of the stockholders of ISG; provided, however, that the Compensation Committee may amend the proposed Plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Internal Revenue Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to ISG or to participants). Under these rules, however, stockholder approval will not necessarily be required for all amendments which might increase the cost of the proposed Plan or broaden eligibility.

Section 409A of the Internal Revenue Code

        It is intended that awards under the proposed Plan will not be granted, deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Internal Revenue Code upon a participant. If the Compensation Committee reasonably determines that, as a result of Section 409A of the Internal Revenue Code, a payment in respect of an award constitutes deferred compensation and the payment in connection with a termination of service would result in a tax penalty to the participant, ISG will make such payment on the first day that would not result in the participant incurring such a penalty.

Federal Income Tax Consequences Relating to Awards Under the Proposed Plan

        The following summary of the federal income tax consequences relating to awards under the proposed Plan is intended to reflect the current provisions of the Internal Revenue Code and the regulations thereunder. This summary is intended for the information of stockholders and not as tax planning guidance for Plan participants. It is not intended to be a complete statement of applicable tax law, and in particular it does not address federal taxes other than income taxes and state and local tax considerations.

  Certain United States Federal Income Tax Consequences of Options and Stock Appreciation Rights

        Certain of the United States federal income tax consequences to a participant and to his or her employer resulting from stock options and SARs granted under the proposed Plan should generally be as set forth in the following summary:

        A participant to whom an incentive stock option that qualifies under Section 422 of the Internal Revenue Code is granted will not recognize income at the time of grant or exercise of such option. No federal income tax deduction will be allowable to the participant's employer upon the grant or exercise of such incentive stock option. However, upon the exercise of an incentive stock option, special alternative minimum tax rules apply to the participant.

        When the participant sells shares acquired through the exercise of an incentive stock option more than one year after the date of transfer of such shares and more than two years after the date of grant of such incentive stock option, the participant will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the incentive stock option exercise price of the incentive stock option. If the participant does not hold such shares for this period, when the participant sells such shares, the participant generally will recognize ordinary compensation income equal to the lesser of (i) the fair market value of the shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the shares minus the exercise price, and the participant's employer will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income. ISG will not be entitled to a tax deduction for any capital gain recognized by the participant upon the sale of shares acquired upon exercise of an incentive stock option.

        An individual to whom an option that is not an incentive stock option (a "non-qualified option") or a SAR is granted will not recognize income at the time of grant of such option or SAR. When such individual exercises such non-qualified option or SAR, the individual will recognize ordinary compensation income equal to the excess, if any, of the fair market value, as of the date of exercise, of the shares the individual receives, over the option exercise price or, in the case of a SAR, the fair market value of the shares or cash received upon exercise. The individuals tax basis of shares received upon exercise will be equal to the exercise price paid, in the case of an option, plus the amount includable in the individual's gross income resulting from exercise of the option or SAR. The individual's capital gains holding period for such shares will commence on the day after which the individual recognized taxable income in respect of such shares. Subject to applicable provisions of the Internal Revenue Code and regulations thereunder, the employer of such individual will generally be entitled to a federal income tax deduction in respect of the exercise of non-qualified options or stock appreciation rights in an amount equal to the ordinary compensation income recognized by the individual. Any such compensation includable in the gross income of a participant in respect of a non-qualified option or SAR will be subject to applicable federal, state, local and foreign income and employment taxes.

  Certain United States Federal Income Tax Consequences of Restricted Stock and Other Stock-Based Awards

        Generally, ISG receives a deduction and a participant recognizes taxable income equal to the fair market value of the restricted stock at the time or times that restrictions on shares awarded lapse, unless the participant elects to recognize the full fair market value of the restricted stock awarded as income immediately upon grant of the shares, by so electing not later than 30 days after the date of grant by ISG to the participant of a restricted stock award as permitted under Section 83(b) of the Internal Revenue Code (such an election, a "Section 83(b) election"). In the event the participant makes such an election, the participant is taxed at ordinary income tax rates, and ISG is entitled to a deduction for an equivalent amount at the same time. Upon disposition by a participant of any restricted shares following the lapse of any restrictions, any difference between the participant's tax basis in the shares (e.g., the amount of the ordinary income recognized, if any, by the participant upon either the making of the Section 83(b) election or upon the lapsing of the restrictions, as applicable) and the amount realized on the participant's disposition of shares is treated as short-term or long-term capital gain or loss. Upon a forfeiture of restricted stock as to which the participant filed a Section 83(b) election, the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax. Whether or not a participant recognizes a short-term or long-term capital gain or loss depends upon whether the participant held our shares before disposition thereof for less than or more than one year after the earlier to occur of the date the participant made the Section 83(b) election or the lapsing of the restrictions on the relevant shares, as applicable, and whether or not the participant recognized a gain or loss upon such disposition.

        Regarding awards other than options, SARs and restricted stock, awards that result in a transfer to the participant of cash or shares or other property generally will have terms intended to meet applicable requirements under Section 409A of the Internal Revenue Code, which regulates deferred compensation. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or property actually received. Thus, for example, if we grant an award of restricted stock units that has vested but which requires an additional period to elapse before cash or shares will be distributed under the vested award, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and the individual's employer generally should become entitled to claim a tax deduction at that time.

  Limitations on ISG Tax Deductions

        As discussed above, compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap of Section 162(m) of the Internal Revenue Code, and therefore remains fully deductible by the company that pays it. Under the proposed Plan, options and SARs , performance awards to employees the Compensation Committee expects to be named executive officers (other than the Chief Financial Officer) at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such "performance-based" compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the proposed Plan will be fully deductible under any or all circumstances. In addition, other awards under the proposed Plan, such as non-performance-based restricted stock and RSUs, generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m) exceed the $1 million deductibility cap in a given year, not be deductible by ISG as a result of Section 162(m) of the Internal Revenue Code. Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Sections 4999 and 280G of the Internal Revenue Code.

        The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards under the proposed Plan or their employers or to describe tax consequences based on particular circumstances and does not address the consequences of all possible forms of awards that may be granted under the proposed Plan. It is based on United States federal income tax law and interpretational authorities as of the date of this proxy, which is subject to change at any time.

New Plan Benefits Under the Proposed Plan

        Future awards under the proposed Plan will be granted in the discretion of the Compensation Committee. Except as described below, the type, number, recipients and other terms of such future awards cannot be determined at this time. Information regarding our recent practices with respect to stock-based compensation under current plans is presented in the "Compensation Discussion and Analysis," "Summary Compensation Table," "Grants of Plan-Based Awards Table" and "Outstanding Equity Awards at Fiscal Year-End Table" elsewhere in this Proxy Statement and in our financial statements for the fiscal year ended December 31, 2013 included in the Annual Report which accompanies this Proxy Statement.

        Our Compensation Committee has authorized annual incentive awards to executive officers under the proposed Plan, subject to stockholder approval of the proposed Plan, in order that those awards can qualify for full tax deductibility if they are earned and paid out. The Compensation Committee has specified that, for 2014, ISG must achieve positive adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as a requirement in order for any annual incentive award to be paid. Achievement of this performance goal is intended to satisfy the requirements of Code Section 162(m), which should enable us to deduct up to the maximum authorized annual incentive amount for the named executive officer without limitation under Section 162(m). However, the Compensation Committee will assess performance and award 2014 bonuses based on its usual assessment of ISG performance and the executive's individual performance, in a process similar to that in place for 2013 as described in the "Compensation Discussion and Analysis" below. Under this bonus structure requiring achievement of a threshold Section 162(m) qualifying performance goal, the Compensation Committee determinations will constitute an exercise of negative discretion for purposes of Section 162(m). The Compensation Committee has designated the following named executive officers as the participants eligible to receive annual incentive awards under the proposed Plan for 2014. If the proposed Plan and the Section 162(m)—qualifying goal described above had been in place in 2013, the maximum payout amounts shown in the table below would have been authorized for payment:

New Plan Benefits Table
Proposed Amended and Restated 2007 Equity and Incentive Award Plan

Name and Position	Maximum Dollar Value Of Annual Incentive Earnable for 2014
Michael P. Connors Chairman and Chief Executive Officer	$1,400,000
David E. Berger Executive Vice President and Chief Financial Officer	$700,000
David Whitmore Vice Chairman President—ISG Americas	$729,226
R. James Cravens Executive Vice President and Chief Human Resources & Communications Officer	$300,000
All participating executive officers as a group (4 in number)	$3,129,226

        If stockholders decline to approve the proposed Plan, no additional shares will become available for awards under the proposed Plan and the annual incentive awards authorized under the proposed Plan, as described above, would not be paid. However, awards could continue to be granted under the current Plan, to the extent of available shares, but only until the expiration of the granting authority under the current Plan in May 2015.

Equity Compensation Plan Information Table

        The following table lists information regarding outstanding options and RSUs and shares reserved for future issuance under the current 2007 Equity Incentive Plan as of December 31, 2013, and the

Employee Stock Purchase Plan. ISG has not issued any shares of its common stock to employees as compensation under a plan that has not been approved by its stockholders.

Plan Category	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Shares of Common Stock Remaining Available for Future Issuance under our Stock Option Plans (Excluding Shares Reflected in Column 1)(2)
Approved by Stockholders	1,759,198	$0.39	1,157,511
Not Approved by Stockholders	—	—	—

Total	1,759,198	$0.39	1,157,511

(1)
The weighted-average exercise price includes outstanding options and RSUs, treating RSUs as stock awards with an exercise price of zero. The weighted-average exercise price of only outstanding awards that have a positive exercise price (i.e., SARs) is $5.28.

(2)
Includes 136,516 shares available for future issuance under the Company's Employee Stock Purchase Plan. Of the shares available at December 31, 2013, 2,395,995 shares were available for grant as options or SARs under the current Plan, but if such shares were instead to be delivered in settlement of awards other than options or SARs, the number of shares available would have instead been 1,020,995.

Required Vote

        The affirmative vote of a majority of the votes cast by holders of shares of common stock present in person or by proxy at the meeting is required to approve the proposed Plan. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have no impact on such matter because they are not considered "votes cast" for voting purposes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
APPROVAL OF THE AMENDED AND RESTATED 2007 EQUITY AND INCENTIVE AWARD PLAN

PROPOSAL NO. 5
APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

        We are asking ISG's stockholders to approve an amendment to the 2007 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") to increase the number of shares available for issuance under the Employee Stock Purchase Plan by 1,200,000, representing approximately 3.2% of our shares outstanding as of March 19, 2014. We adopted the Employee Stock Purchase Plan so we could offer our employees the opportunity to purchase our common stock at a discounted price as an incentive for continued employment and to help align their interests with those of our stockholders. We are proposing an increase in the number of shares available for issuance under the Employee Stock Purchase Plan to enable us to continue providing this benefit to new and current employees. Our Board of Directors approved this amendment on March 6, 2014, subject to stockholder approval. If approved by our stockholders, the amendment to our Employee Stock Purchase Plan will become effective as of the Annual Meeting date. The following is a summary of the material features of the Employee Stock Purchase Plan. The full text of the Employee Stock Purchase Plan, as amended and restated, is attached hereto as Annex B.

Purpose and Background

        The Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") and provides ISG's employees with an opportunity to purchase shares of ISG common stock through accumulated payroll deductions.

        Our management believes that maintaining a competitive employee stock purchase plan is an important element in recruiting, motivating and retaining our employees. The Employee Stock Purchase Plan is designed to more closely align the interests of our employees with those of our stockholders by encouraging employees to invest in our common stock, and to help our employees share in our success through the appreciation in value of such purchased stock. The Employee Stock Purchase Plan together with our equity plan are important employee retention and recruitment vehicles.

        As of March 19, 2014, an aggregate of 136,516 shares of common stock remained available for future issuance under the Employee Stock Purchase Plan. We estimate that, with an increase of 1,200,000 shares, we will have a sufficient number of shares of common stock to cover purchases under the Employee Stock Purchase Plan for approximately 5 years. Consequently, our Board of Directors has, subject to stockholder approval, increased the aggregate number of shares issuable under the Employee Stock Purchase Plan by 1,200,000 shares of common stock. Our Board of Directors believes it is in the best interests of the Company and our stockholders to continue to provide our employees with the opportunity to acquire an ownership interest in the Company through their participation in the Employee Stock Purchase Plan.

Share Reserve

        The total number of shares of common stock currently reserved for issuance over the term of the Employee Stock Purchase Plan is 1,200,000. As of March 19, 2014, an aggregate of 1,063,484 shares of common stock have been issued to employees under the Employee Stock Purchase Plan, and 136,516 shares of common stock remained available for future issuance. Assuming that this Proposal No. 5 is approved by the stockholders, the total number of shares of common stock reserved for issuance under the Employee Stock Purchase Plan will be increased to 2,400,000 shares. The shares of common stock issuable under the Employee Stock Purchase Plan may be made available from authorized but unissued shares of common stock or from shares of common stock we reacquire, including shares of common stock repurchased on the open market. If any right to purchase shares of common stock terminates for any reason without having been exercised, the shares of common stock not purchased under such right will again become available for issuance under the Employee Stock Purchase Plan.

        The number of shares of ISG's common stock issued or reserved pursuant to the Employee Stock Purchase Plan and the number of shares subject to, and the exercise price of, outstanding awards is subject to adjustment, as determined by the ISG Board of Directors, on account of stock splits, stock dividends and other dilutive changes in ISG shares of common stock.

Administration

        As authorized by the Employee Stock Purchase Plan, ISG's Board of Directors delegated administration of the Employee Stock Purchase Plan to the ISG Compensation Committee. The Compensation Committee has the authority to make rules and regulations for the administration of the Employee Stock Purchase Plan and its interpretation and decisions with regard to the Employee Stock Purchase Plan are final and binding on all parties.

Eligibility

        Generally, all regular employees of ISG and its designated subsidiaries whose customary employment is for a least 20 hours per week and more than five months in a calendar year are eligible to participate in the Employee Stock Purchase Plan, unless employees own shares possessing 5% or more of the total combined voting power or value of all classes of shares of ISG or any subsidiary.

Participation in the Plan

        Eligible employees may participate in the Employee Stock Purchase Plan by electing to participate in a given offering period pursuant to the procedures set forth by the Compensation Committee. A participant's election to participate in the Employee Stock Purchase Plan will continue until the participant makes a new election, or withdraws from an offering period or the Employee Stock Purchase Plan.

Payroll Deductions

        Participants may elect to deduct from 1% to 10% of their base cash compensation, excluding bonuses, stock compensation income and other forms of extraordinary compensation. No participant will be granted an option under the Employee Stock Purchase Plan if such option would permit his or her rights to purchase shares of ISG common stock under all employee stock purchase plans (described in Section 423 of the Code) of ISG and its subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of such common stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. Certain provisions of the Employee Stock Purchase Plan that are intended to satisfy applicable U.S. federal tax laws that impose additional limitations on the amount of common stock that may be purchased during any calendar year by a participant.

Purchase of Stock

        The Employee Stock Purchase Plan designates offering periods and purchase dates. Offering periods are generally consecutive three month periods as established by the Compensation Committee. On the first trading day of each offering period (such date, the "offering date"), each participant will be granted an option to purchase on the last trading day of that offering period (the "purchase date") such number of shares of ISG common stock as is determined by dividing the total amount that has been withheld from the employee's compensation under the Employee Stock Purchase Plan during that offering period by the applicable purchase price; provided, however, each participant's shares of common stock will remain subject to a transfer restriction during the six month period immediately following the purchase date. The purchase price shall be 90% of the fair market value of the shares on purchase date. The participant's option is automatically exercised on the purchase date.

Termination of Participation in the Plan

        The Compensation Committee will determine the terms and conditions under which a participant may withdraw from an offering period or the Employee Stock Purchase Plan. A participant's participation in the Employee Stock Purchase Plan will be terminated upon the termination of such participant's employment for any reason. Upon a termination of a participant's employment during an offering period, all payroll deductions credited to such participant's plan account will be refunded to the participant.

Amendment and Termination

        The board may amend, suspend or terminate the Employee Stock Purchase Plan at any time; provided, however, that no such actions may adversely affect outstanding options, except in connection with a change in control of ISG or other corporate event. To the extent necessary to comply with the requirements of Section 423 of the Code, ISG will obtain stockholder approval of any amendment, alteration or discontinuation of the Employee Stock Purchase Plan.

        The Employee Stock Purchase Plan will terminate upon the earlier of (i) the termination of the Employee Stock Purchase Plan by the board of directors or (ii) the tenth anniversary of the date in 2014 on which the stockholders of the Company approve the Plan.

Withholding

        ISG reserves the right to withhold from shares or compensation paid to a participant any amounts which it is required by law to withhold.

Corporate Transactions

        In the event of a dissolution or liquidation of ISG, any options outstanding under the plan will generally terminate immediately prior to the proposed dissolution or liquidation and all contributions will be refunded to the participants. In the event of a change in control (as defined in the Employee Stock Purchase Plan), the ISG Board of Directors may provide for the following: (1) each option may be assumed or an equivalent option substituted by the successor corporation, (2) the offering period in effect may be shortened and terminate immediately prior to the proposed change in control, (3) all outstanding options may terminate with all contributions returned to participants, and/or (4) the option may continue unchanged.

Other Information

        Participation in the Employee Stock Purchase Plan is voluntary and each eligible employee makes his or her own decision whether and to what extent to participate in the Employee Stock Purchase Plan. In addition, the Compensation Committee has not approved any grants of purchase rights that are conditioned on stockholder approval of the amendment to our Employee Stock Purchase Plan. Accordingly, we cannot currently determine the benefits or number of shares that will be received in the future by individual employees or groups of employees under the Purchase Plan. Our non-employee directors are not eligible to participate in the Purchase Plan.

        The table below shows, as to the listed individuals and specified groups, the number of shares of common stock purchased under the Employee Stock Purchase Plan during fiscal 2013.

Name and Position	Number of Purchased Shares of Common Stock
Michael P. Connors(1)	—
Chairman and Chief Executive Officer
David E. Berger	719
Chief Financial Officer
David J. L. Whitmore	—
Vice Chairman—President ISG Americas
All executive officers as a group (3 persons)	719
All directors who are not executive officers as a group (5 persons)(2)	—
All employees, excluding executive officers, as a group	163,275

(1)
Mr. Connors is not eligible to participate in the Employee Stock Purchase Plan because he holds more than 5% of the total combined voting power or value of all classes of shares of ISG.

(2)
Non-employee directors are not eligible to participate in the Employee Stock Purchase Plan.

Required Vote

        The affirmative vote of a majority of the votes cast by holders of shares of common stock present in person or by proxy at the meeting is required to approve the amendment to the Employee Stock Purchase Plan. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will have no impact on such matter because they are not considered "votes cast" for voting purposes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

MANAGEMENT

        The following table sets forth certain information concerning each of our executive officers and directors:

Name	Age	Position
Michael P. Connors	58	Chairman of the Board and Chief Executive Officer
David J. L. Whitmore	54	Vice Chairman—President ISG Americas
David E. Berger	57	Executive Vice President and Chief Financial Officer
R. James Cravens	50	Executive Vice President and Chief Human Resources & Communications Officer
Neil G. Budnick	59	Director
Gerald S. Hobbs	72	Director
Christine Putur	51	Director
Kalpana Raina	58	Director
Donald C. Waite III	72	Director

Management

        Michael P. Connors has served as our Chairman of the Board and Chief Executive Officer since our inception. Mr. Connors also served as our Secretary and Treasurer from the date of our inception until December 2006. Mr. Connors served as Chairman and CEO of VNU's Media Measurement and Information (MMI) Group from its creation in 2001 until his resignation in 2005. VNU is a leading global information and media company. Mr. Connors was instrumental in creating the MMI Group, which comprises VNU's media information, entertainment, software and internet businesses, including Nielsen Media Research, Nielsen Entertainment and NetRatings. In addition to leading the MMI Group, Mr. Connors served as chairman of VNU World Directories from 2003 to 2004, which included VNU's Yellow Pages and directory businesses operating in seven countries. Mr. Connors also served as a member of the VNU Executive Board. Prior to joining VNU, Mr. Connors was Vice Chairman of ACNielsen Corporation, one of the world's largest marketing information services companies, commencing November 1996. Prior to that, as Senior Vice President of The Dun & Bradstreet Corporation (D&B), Mr. Connors played a key role in the breakup of D&B into three separate, publicly traded companies, including ACNielsen. Mr. Connors currently serves as a director of both Eastman Chemical Company and ACE Group. Also, during the past five years, Mr. Connors served as a member of the Board of Directors of R.H. Donnelley Corporation.

        David J. L. Whitmore has served as our Vice Chairman and Chief Executive Officer of Compass, a wholly-owned subsidiary of the Company, since January 2011 and effective January 2012 as Vice Chairman and President—Americas. Mr. Whitmore joined Compass in 2007. Prior to joining Compass, Mr. Whitmore was the Chief Executive of 4future, a UK based consulting firm, and was previously the European President of Proudfoot Consulting. Prior to that he spent over 20 years at Arthur Andersen where from 2001 he was Managing Partner of the European, Middle East and Africa Audit and Business Advisory (ABA) business and before that the Managing Partner of the firm's UK business. From 1994, Mr. Whitmore was appointed to a series of increasingly senior roles at Andersen, including service as head of the firm's UK Hospitality and Leisure Practice, head of the Commercial Practice, Managing Partner of the ABA Practice in the UK, and Managing Partner of the firm's 14,000-employee ABA business in Europe, Middle East and Africa. With the break-up of the global Andersen organization in 2002, Mr. Whitmore spent a year leading the wind-down of the firm's ABA network and the transition of the 85 country firms into successor networks. Mr. Whitmore is a graduate of the University of Warwick and a Fellow of the Institute of Chartered Accountants. He is a Non-Executive Director of the UK law firm Bevan Brittan.

        David E. Berger has served as our Executive Vice President and Chief Financial Officer since October 2009. Prior to joining ISG, Mr. Berger was Senior Vice President, Corporate Controller and Investor Relations with The Nielsen Company where he spent more than eight years. Prior to joining Nielsen in 2001 he had been employed for almost ten years at Simon & Schuster and Viacom in varying senior management capacities leaving as Senior Vice President, Finance and Development. Prior to his tenure at Simon & Schuster/Viacom, Mr. Berger worked at American National Can Company where he was Chief Financial Officer of one of its largest divisions. Mr. Berger started his professional career with the public accounting firm of Touche Ross and Company. Mr. Berger is a graduate of the Wharton School of the University of Pennsylvania and earned his Masters of Business Administration from the University of Chicago.

        R. James Cravens has served as our Executive Vice President and Chief Human Resources and Communications Officer since January 2014. Previously, Mr. Cravens was most recently Executive Vice President, Global Human Resources of Vision Critical, a global software and services firm, where he spent almost two years. Prior to Vision Critical, Mr. Cravens was Senior Vice President, Human Resources North America with Synovate, a global research services firm, where he spent almost one year prior to its sale to Ipsos. Prior to Synovate, from 2004-2010, Mr. Cravens was Global Head of Human Resources and Corporate Communications with Kinetic Concepts, Inc., a medical technology firm. Mr. Cravens is a graduate of Kenyon College, the University of Chicago Law School and Stanford University's Inter-University Center for Advanced Japanese Language Studies in Yokohama, Japan.

Directors

        Neil G. Budnick has served as our Director since June 2011. Mr. Budnick is currently the Managing Director at Channel Rock Partners, a management consulting firm that provides business strategy and opportunity analysis, operations improvement and risk management for corporations. Until April 2007, Mr. Budnick was President of MBIA Insurance Corporation, a major financial services company. During his 23 years at MBIA, Mr. Budnick held increasingly important positions including: Vice Chairman; Chief Financial Officer; President, Public and Corporate Finance Division; and Senior Vice President, Head of Municipal and Structure Finance. Earlier in his career, Mr. Budnick was also Vice President of the Public Finance Department of Standard & Poor's Corporation. He is a Board Member and Chair of the Audit Committee of RHR International, a management firm that specializes in executive development. Following an appointment by the Governor of Connecticut in 2012, he served from 2012-2013 as Chairman of the Investment Advisory Council (IAC), the state body responsible for working with the State Treasurer in overseeing the investments of the Connecticut Retirement Plans and Trust Funds. Mr. Budnick holds a B.A. in Political Science from Boston College and an M.P.A. in Public Administration from the University of Colorado.

        Gerald S. Hobbs has served as our Director since January 2008. Mr. Hobbs is a managing director and an operating partner at BV Investments, LLC. Previously, Mr. Hobbs was the Chairman and CEO of VNU, Inc., now The Nielsen Company, and Vice-Chairman of the Executive Board of VNU N.V. until his retirement in April 2003. Mr. Hobbs has served as Chairman, and Director of the American Business Media, BPA International and the Advertising Council, Inc. He recently retired from The Nielsen Company and BNA, Inc. boards of directors. He was a member of the Audit Committee at both companies.

        Christine Putur was elected a director on March 19, 2014. Ms. Putur is the Executive Vice President and Chief Information Officer of Coach, Inc., a leading New York design house of modern luxury accessories. Previously, Ms. Putur was a senior executive for Staples, Inc., a leading office supply retailer. She joined Staples in 1999 and held a variety of leadership positions, most recently as the Senior Vice President and Chief Information Officer. Prior to that, she worked at Digital Equipment Corporation, a vendor of computer systems, for 15 years and participated in its merger with Compaq Computer Corporation, a developer and seller of computers and related products and services.

Ms. Putur holds a B.A. in Administrative Science and Math from Colby College and a M.S. in Management Information Systems from the Boston University Graduate School of Management.

        Kalpana Raina has served as our Director since August 2009. Ms. Raina is the managing partner of 252 Solutions, LLC, an advisory firm that specializes in strategic development and implementation. Previously, Ms. Raina was a senior executive with The Bank of New York, a global financial services company. She joined the Bank in 1989 and held a variety of leadership positions, most recently Executive Vice President and Head of European Country Management and Corporate Banking. Prior to that, she served in Mumbai, India as the bank's Executive Vice President, International. During her eighteen-year career with the bank she had responsibility for clients in the Media, Telecommunications, Healthcare, Retailing, Hotels and Leisure and Financial services industries in Asia, Europe, and the United States. Ms. Raina also is a director of John Wiley & Son (NYSE: JWa and JWb), where she is a member of the Compensation Committee, and Yellow Media (TSX: YLO), where she chairs the Compensation Committee. Until October 2013, Ms. Raina was also a director of RealNetworks (NASDAQ: RNWK), where she served on the Audit Committee and the Nominating and Corporate Governance Committee. She is a member of Women Corporate Directors and The National Association of Corporate Directors and a past member of The U.S.-India Business Council.

        Donald C. Waite III has served as our Director since January 2008. Mr. Waite is the Director of the Executives-in-Residence Program at Columbia Graduate School of Business, where he is an adjunct professor. Mr. Waite retired from McKinsey & Company, the international management consulting firm, in February 2002 after 36 years of service. From 1996 to 2002, he was one of three members of the Firm's Office of the Managing Director, and Chairman of the Firm's Investment Committee and Compensation Committee. Mr. Waite is a Director Emeritus of McKinsey & Company and sits on the McKinsey Investment Committee. Mr. Waite sits on the Board of Overseers of the Columbia Graduate School of Business and serves on the Board of Directors of The Guardian Life Insurance Company of America, where he is Lead Director and member of the Human Resources & Governance Committee and Product & Distribution Committee. Also, in the prior five years, Mr. Waite served as a member of the Board of Directors of Presstek, Inc.

COMPENSATION OF OFFICERS AND DIRECTORS

Background

        The Company was formed as a blank check company on July 20, 2006 to serve as a vehicle for the acquisition of a then unidentified operating business. On November 16, 2007, the Company completed the acquisition of TPI and 2008 was the Company's first full year as a public operating company. The Company completed the acquisitions of Compass and STA Consulting, in January 2011 and February 2011, respectively. This discussion addresses compensation as it relates to ISG's four named executive officers for the fiscal year ending December 31, 2013: Michael P. Connors, Chairman and Chief Executive Officer; David E. Berger, Executive Vice President and Chief Financial Officer; Harold K. Somerdyk, Executive Vice President and Chief Human Resources & Communications Officer; and David J. L. Whitmore, Vice Chairman and President—ISG Americas (herein referred to as the "Named Executive Officers"). Mr. Somerdyk resigned effective December 31, 2013 and on January 15, 2014, R. James Cravens joined the Company as Executive Vice President and Chief Human Resources & Communications Officer.

Oversight of Compensation

        The Compensation Committee is responsible for overseeing the compensation and employee benefit plans and practices of the Company. The Compensation Committee is comprised entirely of independent directors who are committed to sound principles of executive compensation. The Compensation Committee approves all executive compensation arrangements. The Compensation Committee charter sets forth the purpose of and other matters pertaining to the Compensation Committee. See page 9 for further details regarding the duties and responsibilities of the Compensation Committee.

Use of Third Party Consultants

        Pursuant to its charter, the Compensation Committee has the authority to retain, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the Compensation Committee believes to be necessary or appropriate. The Compensation Committee has retained the firm of Steven Hall & Partners ("SH&P") as its independent compensation consultant to report and advise on matters related to executive and director compensation and related corporate governance concerns. The Compensation Committee has assessed the independence of SH&P pursuant to the SEC's and NASDAQ's rules and concluded that the work SH&P has performed does not raise any conflict of interest.

        SH&P was engaged by and reports directly to the Compensation Committee. The Compensation Committee is responsible for approving payments to the consultant, and the Compensation Committee is solely responsible for engagement and termination of the consultant. While conducting assignments, the Compensation Committee anticipates that SH&P will interact with the Company's management when appropriate to gather internal perspectives and relevant company and compensation data. In addition, SH&P may seek feedback from the Compensation Committee Chairman, other members of the Compensation Committee or the Board of Directors, or the Chairman of the Board of Directors in developing recommendations for the Compensation Committee's consideration.

        The Compensation Committee calls upon SH&P, as appropriate, to attend Compensation Committee meetings, meet with the Compensation Committee without management present and provide third-party data, advice and expertise on proposed executive compensation levels, programs and plan designs. The Compensation Committee may also ask SH&P to review and provide advice relating to proposals prepared by management, including evaluating the consistency of such proposals with the Compensation Committee's compensation philosophy and in comparison to programs at other companies.

        SH&P provides only executive compensation consulting services to us, and does not provide other services such as employee compensation, benefits administration or actuarial services.

Role of Management in Compensation Decisions

        In determining compensation for the executive officers, the Compensation Committee may consult with the Company's executive officers at various times during the year to provide the Compensation Committee with information with which the Compensation Committee performs its own assessment of the individual performance of each executive officer. The Compensation Committee may also request input from the Chief Executive Officer, other members of the Board and the other committees of the Board as part of the Compensation Committee's evaluation of the executive officers and other key Company employees and their achievement of performance objectives. At the Compensation Committee's request, the Chief Executive Officer will review and discuss the performance and compensation of the Company's other Named Executive Officers. Executive officers, including the Chief Executive Officer, are not present for the discussions or discretionary decisions regarding their own compensation. The Compensation Committee is assisted in the administration of its decisions by the Company's Chief Human Resources Officer. Notwithstanding this input, the Compensation Committee retains full discretion to approve the compensation of the Company's executive officers.

Compensation Discussion and Analysis

Overview of 2013 Performance and Compensation

        ISG's 2013 performance was the strongest in its history. Highlights include:

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  Record revenues of $211.0 million, an increase of 10% on a constant currency and reported basis from $192.7 million in 2012.

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  Revenues of $114.6 million in the Americas (up 9% from the same period in 2012) and $75.1 million in Europe (up 17%) offsetting a 10% decline in Asia Pacific to $21.3 million, with growth rates in constant currency.

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  Operating income of $11.7 million, a $5.2 million increase from 2012.

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  Net income of $4.8 million, up from $0.6 million in 2012.

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  Fully diluted EPS of $0.13, up from $0.02 in 2012.

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  Total stockholder return for the one- and three-year periods ending December 31, 2013 was 269% and 105%, respectively.

        The Compensation Committee recognized that this strong performance was a result of management's effective execution of our business strategy. The Compensation Committee's determinations regarding compensation of our Named Executive Officers for 2013 reflected this view. Bonuses were paid to our continuing Named Executive Officers generally at target levels. For the continuing Named Executive Officers, 2013 was the first year in the last three years in which bonuses were paid out; the bonus for our CEO was the first paid to him in the past five years. In 2013, equity awards were granted to our executives with performance incentives tied to stock price; our strong stock price performance in the second half of 2013 resulted in the accelerated vesting of those awards. The Compensation Committee believes that our executive compensation program contributed to the good results achieved by management in 2013, and the resulting compensation to our senior management team was appropriate in light of ISG's operational performance.

Objectives and Philosophies

        It is the Company's intent that its executive compensation programs achieve three fundamental objectives: (1) attract, motivate, retain and reward qualified executives; (2) hold executives accountable for performance; and (3) align executives' interests with the interests of our stockholders. In structuring the Company's executive compensation programs, we intend to be guided by the following basic philosophies:

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  Alignment with Stockholder Interests.  A substantial portion of compensation should be contingent on the creation of stockholder value. As an executive officer's level of responsibility increases, a greater portion of the officer's total compensation should be dependent on the Company's performance and stockholder returns. In order to further its commitment to aligning executives with stockholder interests, the Company adopted share ownership guidelines effective January 1, 2014 that are described in detail below.

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  Pay for Performance.  A substantial portion of compensation should be tied to achievement of Company and individual performance goals based on the Company's annual objectives and long-term business strategy. The Company's intention is to reward management for achieving a long-term strategic plan through sustained profitability and long-term growth. Such incentives should be appropriate to our Company's business mission and not encourage Named Executive Officers or other employees to expose the Company to risk that could have a material adverse effect on the Company.

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  Competition.  The Company should provide competitive compensation opportunities so that it can attract, motivate and retain executives qualified to lead and grow the Company.

Elements of Compensation

        As described in more detail below, the material elements of our executive compensation program include a mix of the following, at the discretion of the Compensation Committee: base salary, an annual cash incentive opportunity and an equity component. We believe that these elements of our executive compensation program are critical in helping us achieve our business objectives.

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  Fixed Compensation.  Base salary is the element of our current executive compensation program where its value in any given year is generally not variable. Base salaries are paid on a current basis.

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  Variable Incentive Compensation.  We anticipate that any annual incentive awards or the realization of compensation from equity awarded in any given year will depend on the performance of the individual and the performance of the Company. Any annual incentive award would generally be paid out on a short-term basis, such as at year end or upon completion of significant projects. Equity awards generally are made on a longer-term basis, with vesting terms that promote retention and long-term service to the Company and performance. We believe that the proper balance of longer-term and short-term elements will focus our executives on achievement of annual objectives and fulfillment of our strategy to create long-term value for our stockholders.

        These compensation elements are intended to create a total compensation package for each executive that we believe will achieve the Company's objectives and provide fair and competitive opportunities.

Say-on-Pay and Say-on-Frequency Results

        The Compensation Committee considered the result of the 2013 advisory, non-binding say-on-pay vote in connection with the discharge of its responsibilities. A substantial majority of our stockholders

(approximately 90% of the votes cast) approved the compensation program described in our proxy statement for the 2013 Annual Meeting. The Compensation Committee has reviewed the voting results and considered whether any adjustments were warranted based on these results.

        In light of the voting results with respect to the frequency of stockholder votes on executive compensation at the 2011 Annual Meeting, the Board decided that the Company will hold an advisory vote on the compensation of Named Executive Officers at each annual meeting of stockholders until the next required vote on the frequency of stockholder votes on executive compensation. As the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that such stockholder votes on frequency be held at least once every six years, we currently expect that we will not hold an advisory stockholder vote on frequency until our 2017 Annual Meeting.

Base Salary

        Base salary is cash compensation that provides a fixed level of cash payments throughout the year that take into account job responsibilities, experience level, competencies and competitive market data. The Compensation Committee reviews and approves base salaries for executives, including Named Executive Officers, annually and in connection with promotions or other changes in responsibilities. The Compensation Committee considers market data, individual compensation history, pay in relation to other executives at the Company ("internal pay equity"), tax deductibility, individual job performance and future potential, as well as evaluations and recommendations by senior management in determining base salary. The weight given to each of these factors may differ from individual to individual, as the Compensation Committee deems appropriate.

        Actual salaries earned by and paid to the Named Executive Officers in 2013 are reflected in the Salary column of the Summary Compensation Table on page 49. The following table reflects the base salaries of our Named Executive Officers as of December 31, 2012 and December 31, 2013.

Named Executive Officer	2012 Ending Base Salary ($)	2013 Ending Base Salary ($)
Michael P. Connors	$700,000	$700,000
David E. Berger	550,000	550,000
Harold K. Somerdyk	325,000	325,000
David J. L. Whitmore	483,567	486,150

        Base salaries for the Named Executive Officers remained the same in 2013 as compared to 2012. The change to Mr. Whitmore's base salary reflected in the table above is the result of currency translation on a portion of Mr. Whitmore's base salary as described below. Mr. Connors receives a base salary of $700,000 pursuant to the terms of his Employment Agreement with ISG entered into on December 16, 2011 and amended on December 10, 2013 (the "Connors Employment Agreement"). Pursuant to Mr. Whitmore's employment letters signed with ISG on December 16, 2011 and January 24, 2012 for his dual role as Vice Chairman and President—ISG Americas (the "Whitmore Employment Letters"), Mr. Whitmore receives a base salary of £112,900 for his services as Vice Chairman, which has been converted into U.S. dollars in the table above at an exchange rate of £1.00 to $1.6488 (the exchange rate as of December 31, 2013) and, Mr. Whitmore receives a base salary of $300,000 for his services as President—ISG Americas.

        In reviewing and establishing the 2013 base salaries for the Named Executive Officers, the Compensation Committee referred to a variety of data provided by SH&P for background information and took into account other information regarding the individuals. The data provided by SH&P was used for general reference and for perspective on market compensation practices, and not to specifically benchmark Named Executive Officer salary levels to any percentile or to within a range of percentiles derived from the background data.

        Individual factors considered by the Compensation Committee in reviewing and establishing the 2013 base salaries for the Named Executive Officers, included:

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  Mr. Connors:  (i) the experiences and capabilities that qualify Mr. Connors to hold comparable positions at significantly larger publicly held companies; (ii) Mr. Connors' salary and total compensation in prior positions; (iii) the current and anticipated future benefit to ISG from having a well-qualified Chief Executive Officer, which enables ISG to pursue its business strategy of acquiring, integrating and managing additional businesses under the leadership of an experienced manager who has achieved previous business success; (iv) the absence of any compensation for service to ISG prior to July 2009; (v) the absence of certain standard elements of compensation customarily provided to executive officers in comparable positions at other companies; and (vi) Mr. Connors' performance in his role as Chief Executive Officer to date.

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  Mr. Berger:  (i) a competitive base salary in order to attract, retain and motivate our Chief Financial Officer; (ii) the experiences and capabilities of Mr. Berger which qualify him to hold a comparable position at a larger publicly held company; (iii) Mr. Berger's salary and total compensation in prior positions; and (iv) Mr. Berger's performance in his role as Chief Financial Officer to date.

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  Messrs. Whitmore and Somerdyk:  (i) their responsibilities; (ii) their level of experience; (iii) individual performance in their roles to date; and (iv) equitable levels of salary in relation to compensation of other employees of the Company with high-level positions.

        In making its determinations on base salaries, the Compensation Committee took into account the fact that ISG evaluated each Named Executive Officer's overall job performance as highly satisfactory. The Compensation Committee's decision on base salaries represented an exercise of its judgment based on the considerations described above, without specifically weighing separate factors.

Annual Bonus and Incentive Awards

        Each of the Named Executive Officers has a target, and in some instances a maximum, cash incentive opportunity expressed as a percentage of base salary. Pursuant to the Connors Employment Agreement, Mr. Connors is eligible to earn an annual bonus with a target amount equal to 100% of his base salary and a maximum bonus opportunity equal to 200% of his base salary. On September 24, 2009, Mr. Berger entered into an employment letter with the Company (the "Berger Employment Letter"). Pursuant to the Berger Employment Letter, Mr. Berger is eligible to earn an annual bonus each year; the target amount of the annual incentive specified in the employment letter for the initial year of eligibility was equal to 64% of 2013 base salary, and therefore that percentage of salary was viewed by the Compensation Committee as a target annual incentive for fiscal 2013. On June 25, 2010, Mr. Somerdyk entered into an employment letter with the Company (the "Somerdyk Employment Letter"). Pursuant to the Somerdyk Employment Letter, Mr. Somerdyk is eligible to earn an annual bonus each year; the target amount of the annual incentive specified in the employment letter for the initial year of eligibility was equal to 46% of 2013 base salary, and therefore that percentage of salary was viewed by the Compensation Committee as a target annual incentive for fiscal 2013. Pursuant to the Whitmore Employment Letters, Mr. Whitmore is eligible to earn an annual bonus with a target amount equal to 75% of his base salary. The Compensation Committee may award the target bonuses, or greater or lesser amounts, to the Named Executive Officers depending upon the financial results of the Company, including achieving certain levels of operating results, and the executive's contribution to such results based on the Compensation Committee's assessment of the Company's profitable growth and strategic progress, as well as the executive's own performance. Bonuses are based on the Compensation Committee's year-end review of performance, on a subjective basis; the Compensation Committee does not set specific performance goals as a basis for determining bonuses. The Compensation Committee believes that cash incentive opportunities provide focus on the achievement of short-term financial, strategic and individual performance goals, which ultimately lead to favorable long-term operating results and contribute to the overall value of ISG.

        In determining bonus payments for the Named Executives Officers for fiscal 2013, the Compensation Committee took into account the strong performance by the Company and each Named Executive Officer's contribution to that strong performance. Based on the Company's performance and individual performance, the Compensation Committee approved bonuses payable 75% in cash and 25% in restricted stock units: (i) for Mr. Connors equal to his target amount, payable with a cash amount of $525,000 and a grant of restricted stock units on March 14, 2014 with a value on the grant date equal to $175,000, (ii) for Mr. Berger slightly less than his target amount, payable with a cash amount of $225,000 and a grant of restricted stock units on March 14, 2014 with a value on the grant date equal to $75,000 and (iii) for Mr. Whitmore slightly in excess of his target amount, payable with a cash amount of $280,000 and a grant of restricted stock units on March 14, 2014 with a value on the grant date equal to $95,000. These equity awards are shown in the Summary Compensation Table as 2013 compensation, in the "Stock Awards" column. The Compensation Committee also considered that Messrs. Connors, Berger and Whitmore had not received any bonuses in recent years, as ISG acquired and developed its businesses. As a result of his resignation effective December 31, 2013, Mr. Somerdyk did not receive a bonus for fiscal 2013.

Long-Term Equity Incentive Awards

        The Compensation Committee has the authority to grant stock options, restricted stock and other awards under the Company's Amended and Restated 2007 Equity Incentive Plan to executive officers, including the Named Executive Officers, and other key employees. The purpose of the Amended and Restated 2007 Equity Incentive Plan is to provide equity as a component of executive compensation to assure competitiveness of total compensation, to motivate executive officers and key employees to focus on long-term Company performance, to align executive compensation with stockholder interests and to retain the services of the executives during the vesting period because, in most instances, the awards will be forfeited if the recipient leaves the employ of the Company before the award vests.

        The Compensation Committee believes that the executives' long-term compensation should be directly linked to the Company's strategic progress and creation of stockholder value. The Company has not made regular annual awards of equity as part of its overall compensation program. Rather, at its discretion, the Compensation Committee periodically has made awards intended to create a meaningful stock incentive in light of the executive's current position with the Company, personal performance, potential impact and contributions to the growth of the enterprise, marketplace practice and the terms of any individual employment agreements. In addition, the Compensation Committee uses long-term equity awards granted to new executives as a means to induce such persons to join the Company. In the future, the Compensation Committee may consider establishing a program whereby executives' long-term incentive compensation may be granted on an annual basis.

        On July 1, 2013, the Company granted 200,000 restricted stock units to Mr. Connors, 65,000 restricted stock units to Mr. Berger, 50,000 restricted stock units to Mr. Somerdyk and 100,000 restricted stock units to Mr. Whitmore. These restricted stock units were to vest 100% upon the earlier of (i) July 1, 2017 and (ii) the date upon which the closing price per share of the Company's common stock equals or exceeds $3.50 for three consecutive trading days. The stock price on the date of the grant was $1.90, which required an 84% increase in the stock price in order for the accelerated vesting to be triggered. On August 21, 2013, the stock performance vesting condition was met, the restricted stock units vested and the restricted stock units were settled in shares of ISG common stock. These restricted stock units were awarded to enhance retention of the Named Executive Officers and award the Named Executive Officers for advancement of the Company's strategic progress and the creation of stockholder value. The Compensation Committee also considered that Messrs. Connors and Berger had not received any long-term incentive awards since 2011, and that Mr. Somerdyk had not received any long-term incentive award since 2010.

        Pursuant to the amendment to the Connors Employment Agreement, on January 2, 2014, the Company granted 195,122 restricted stock units to Mr. Connors as consideration for extending the agreement until December 31, 2017. These restricted stock units become vested in four equal annual installments on each of the first four anniversaries of the grant date, but if the closing price per share of the ISG's common stock equals or exceeds $7.00 for three consecutive trading days the remaining unvested restricted stock units will vest in full. The stock price on the date of the grant was $4.10, which requires a 71% increase in the stock price in order for the accelerated vesting to be triggered. Upon vesting, the restricted stock units will be settled in shares of common stock.

        As discussed above under "Annual Bonus and Incentive Awards," for fiscal 2013, the Compensation Committee approved bonuses payable 75% in cash and 25% in restricted stock units. The restricted stock units granted on March 14, 2014 vest in full on the first anniversary of the grant date. Upon vesting, the restricted stock units will be settled in shares of common stock.

Other Compensation

        The Company sponsors a tax-qualified 401(k) plan with a profit sharing feature (the "Savings Plan"). The Savings Plan provides retirement benefits for participating employees. Participating employees can contribute a portion of their eligible salary on a pre-tax basis up to a maximum amount set by the Internal Revenue Code. For 2013, the maximum pre-tax contribution by an employee into the Savings Plan was $17,500, except for specified catch-up contributions permitted by participants who are age 50 or older. The Company provides a 3% annual contribution on behalf of each employee based on the employee's cash compensation, regardless of whether the employee contributes to the Savings Plan and subject to a cap of $7,650 in 2013. The Company's contributions to the Savings Plan can be found in the All Other Compensation column of the Summary Compensation Table on page 49.

        The Company provides perquisites and other personal benefits to the Named Executive Officers from time to time at levels intended to be reasonable and consistent with our overall compensation program. Perquisites and other personal benefits provided to the Named Executive Officers in 2013 are reflected in the All Other Compensation column of the Summary Compensation Table on page 49 and the corresponding footnotes.

Severance and Other Benefits Upon Termination of Employment

        In determining whether to enter into an agreement with an executive officer that provides for severance payments if the executive officer is involuntarily terminated, the Compensation Committee considers the significance of the executive officer's position with the Company, its ability to attract and retain talent as a result of executive management changes and the amount of time it would take the executive to locate another position. The Compensation Committee believes that offering severance commitments is necessary and appropriate in order to attract executives and retain them to provide long-term service to the Company.

        On December 16, 2011, Mr. Connors entered into the Connors Employment Agreement which became effective immediately and was amended on December 10, 2013 to extend the term until December 31, 2017. Mr. Connors has been Chairman and Chief Executive Officer of the Company since the Company's inception. Prior to entering into the Connors Employment Agreement, Mr. Connors' employment with the Company was at-will. Mr. Connors' Change in Control Agreement with the Company as described below continues to apply pursuant to its terms. Pursuant to the terms of the Connors Employment Agreement, Mr. Connors' receives a base salary of $700,000. Mr. Connors will be eligible to earn an annual bonus with a target amount equal to 100% of his base salary and a maximum bonus opportunity equal to 200% of his base salary. In addition, Mr. Connors will be entitled to participate in the Company's employee benefits plans on the same basis as those plans are generally made available to other similarly situated executives. Subject to Mr. Connors executing a release of claims agreement in favor of the Company, in the event Mr. Connors is terminated by the Company without "Cause" or resigns for "Good Reason" (each as defined in the Connors Employment Agreement), the Company will provide him with two times his then applicable base salary plus two times his annual target bonus, payable over the 24-month period following his termination (but the Company may, in its sole discretion, pay this amount in a single lump sum). In addition, the Company will also provide Mr. Connors with a pro-rated annual bonus for the year in which he is terminated based on the Company's actual performance for such year. The pro-rated bonus will be payable at the time Mr. Connors' annual bonus would have otherwise been paid if his employment had not been terminated. If Mr. Connors is terminated without Cause or resigns for Good Reason at any time during the 24-month period following a Change in Control or within 60 days prior to a Change in Control, provided such termination is at the request of an acquirer or otherwise in anticipation of a Change in Control, Mr. Connors' severance payments will be governed by his Change in Control Agreement described below.

        On March 14, 2010, Mr. Whitmore entered into an employment agreement with Compass (the "Whitmore Severance Agreement") and Compass was subsequently acquired by the Company on January 4, 2011. Pursuant to the terms of the Whitmore Severance Agreement, the Company must provide twelve months prior written notice in order to terminate Mr. Whitmore's employment with the Company. During the notice period, the Company must continue to pay Mr. Whitmore his base salary and benefits, but the right to payment during any part of the notice period may be waived by Mr. Whitmore or may end if Mr. Whitmore departs without the consent of the Company. The Company, however, may terminate Mr. Whitmore's employment immediately in certain circumstances, including if he commits gross misconduct, is guilty of conduct which in the opinion of the Company brings him or the Company into disrepute, is prohibited by law from performing services on behalf of the Company, is incarcerated or becomes disabled (a "Summary Termination").

        In connection with the hiring of Mr. Berger in 2009, the Company entered into an agreement with him on October 5, 2009 (the "Berger Severance Agreement"), which provides that, in the event of certain terminations of his employment, subject to Mr. Berger executing a release of claims agreement in favor of the Company, he will receive a lump sum severance payment in an amount equal to his then applicable base salary plus his target bonus for the applicable year. These severance obligations will be triggered if Mr. Berger is terminated by ISG without "Cause" or if Mr. Berger resigns for "Good Reason" (each as defined in the Berger Severance Agreement). If Mr. Berger is terminated without Cause or resigns for Good Reason at any time during the 24-month period following a Change in Control or within 60 days prior to a Change in Control, provided such termination is at the request of an acquirer or otherwise in anticipation of a Change in Control, Mr. Berger's severance payments will be governed by his Change in Control Agreement described below.

        The Compensation Committee believes that the provisions in the Connors Employment Agreement, Whitmore Severance Agreement and Berger Severance Agreement governing termination and severance arrangements are consistent with ISG's compensation objectives to attract, motivate and retain highly talented executive officers in a competitive environment.

Change in Control Arrangements

        To preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control, the Company entered into Change in Control Agreements with Messrs. Connors, Berger and Somerdyk on January 7, 2011, which became effective immediately, and with Mr. Whitmore on December 16, 2011, which became effective on January 4, 2012 (collectively, the "Change in Control Agreements"). In addition, in connection with the hiring of Mr. Cravens, the Company entered a Change in Control Agreement with him, which became effective on January 15, 2014. The Change in Control Agreements are intended to align executive and stockholder interests by enabling each Named Executive Officer to consider corporate transactions that are in the best interests of the Company, its stockholders and other constituents without undue concern over whether the transactions may jeopardize the Named Executive Officer's own employment.

        The Change in Control Agreements are in effect for a term of two years from the effective date, but will automatically extend for successive one-year terms unless a notice of non-renewal is given at least one year before the then scheduled expiration of the term. These agreements provide for a lump sum severance payment as a result of a termination of employment by the Company without "Cause" or by the executive for "Good Reason" (each as defined in the applicable Change in Control Agreement) during the two-year period following a Change in Control (as defined in the applicable Change in Control Agreement), plus protection for pre-change in control terminations that occur in the 60 days prior to a Change in Control at the request of an acquirer or otherwise in anticipation of a Change in Control. The severance payment for each Named Executive Officer is equal to the sum of: (i) a lump-sum cash payment equal to a multiple of two (for Mr. Connors) or one (for Messrs. Berger, Somerdyk, Whitmore and Cravens) times the sum of the Named Executive Officer's then current base salary plus the greater of the annual target bonus for the year in which notice of termination is given or the year in which the Change in Control occurs; (ii) a lump-sum cash payment of (a) any accrued but unpaid base salary, (b) any unpaid bonus for the year prior to the year of termination that would have been paid if the executive had remained employed through the determination date of such bonus, (c) a pro rata portion of the target bonus for the year of termination, and (d) any accrued vacation pay; and (iii) a cash payment equal to the cost, on an after-tax basis, of continuation coverage for medical, dental and vision plans during the applicable COBRA continuation coverage period, less the portion of such cost the Named Executive Officer would have been required to contribute had he remained employed with the Company. Based in part upon information provided by SH&P, the Compensation Committee believes that the benefits and terms under the Change in Control Agreements are appropriate.

        Pursuant to the terms of the Amended and Restated 2007 Equity Incentive Plan, in the event of a Change in Control (as defined therein), (i) if determined by the Compensation Committee and specified in the applicable award agreement or otherwise, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse and/or performance restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse and/or performance restrictions, as the case may be, immediately prior to such change in control and (ii) the Compensation Committee may, but will not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (B) cancel such awards for fair market value (as determined in the sole discretion of the compensation committee) which, in the case of options and stock appreciation rights, may equal the excess, if any, of value of the consideration to be paid in the change in control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or stock appreciation rights) over the aggregate exercise price of such options or stock appreciation rights, (C) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by the compensation committee in its sole discretion or (D) provide that for a period of at least ten business days prior to the change in control, such options or stock appreciation rights will be exercisable as to all shares subject thereto and that, upon the occurrence of the change in control, such options or stock appreciation rights will terminate and be of no further force and effect.

Employment Agreements and Employment Letters

        As discussed above, on December 16, 2011, Mr. Connors entered into the Connors Employment Agreement with the Company, as amended on December 10, 2013 to extend the term until December 31, 2017. Pursuant to the Connors Employment Agreement, Mr. Connors receives a base salary of $700,000, has a target bonus opportunity between 100% and 200% of his base salary and is eligible to receive equity grants from the Company. The other compensation provided under the Connors Employment Agreement is discussed above. In connection with a grant of restricted stock units in January 2011, Mr. Connors executed the Company's form of restrictive covenant agreement (the "Restrictive Covenant Agreement") requiring him not to disclose confidential information of the Company at any time, and for the period during which he is employed by the Company and the 24-month period thereafter, not to compete with us, not to interfere with our business, and not to solicit nor hire our employees or customers. The Compensation Committee believes that entering into the Connors Employment Agreement and the related commitments was advisable and appropriate in order for ISG to induce Mr. Connors to remain Chief Executive Officer and to encourage his long-term service to the Company.

        As discussed above, on December 16, 2011 and January 24, 2012, Mr. Whitmore entered into the Whitmore Employment Letters with the Company. Pursuant to the Whitmore Employment Letters, for his role as Vice Chairman, Mr. Whitmore receives a base salary of £112,900 and had a target bonus opportunity of 75% of his base salary for 2013 and, for his role as President—ISG Americas, Mr. Whitmore receives a base salary of $300,000 and had a target bonus opportunity of 75% of his base salary for 2013. Pursuant to the Whitmore Employment Letters, Mr. Whitmore received a grant of restricted stock units on January 1, 2012 that is described above. In connection with the grant of restricted stock units, Mr. Whitmore entered into the Restrictive Covenant Agreement with the Company. The Compensation Committee believes that entering into the Whitmore Employment Letters and the related commitments was advisable and appropriate in order for ISG to induce Mr. Whitmore to become an executive officer and to encourage his long-term service to the Company.

        Pursuant to the Somerdyk Employment Letter, Mr. Somerdyk received a base salary of $300,000 that was increased to $325,000 upon his promotion to Executive Vice President and Chief Human Resources & Communications Officer in 2012 and is eligible to receive equity grants and discretionary bonuses from the Company. In connection with a grant of restricted stock units in June 2010, Mr. Somerdyk entered into the Restrictive Covenant Agreement with the Company. Also, pursuant to the Somerdyk Employment Letter, Mr. Somerdyk was required to purchase 75,000 shares of ISG common stock, which he purchased on March 25, 2011. The Compensation Committee believes that entering into the Somerdyk Employment Letter and the related commitments was advisable and appropriate in order for ISG to induce Mr. Somerdyk to become an executive officer and to encourage his long-term service to the Company.

        Pursuant to the Berger Employment Letter, Mr. Berger receives an annual base salary of $550,000 and is eligible to receive equity grants and discretionary bonuses from the Company. In connection with a grant of restricted stock units in January 2011, Mr. Berger entered into the Restrictive Covenant Agreement with the Company. Also, pursuant to the Berger Employment Letter, Mr. Berger was required to purchase 125,000 shares of ISG common stock, which he purchased on November 12, 2009. The Compensation Committee believes that entering into the Berger Employment Letter and the related commitments was advisable and appropriate in order for ISG to induce Mr. Berger to become an executive officer and to encourage his long-term service to the Company.

        On December 17, 2013, Mr. Cravens entered into an employment letter with the Company (the "Cravens Employment Letter"). Pursuant to the Cravens Employment Letter, Mr. Cravens commenced his employment with the Company on January 15, 2014 and receives a base salary of $325,000, has a target bonus opportunity equal to $150,000 for 2014 and Mr. Cravens is eligible to receive equity grants from the Company. In connection with a grant of restricted stock units in February 2014, Mr. Cravens entered into the Restrictive Covenant Agreement with the Company. Also, pursuant to the Cravens Employment Letter, Mr. Cravens was required to purchase up to 25,000 shares of ISG common stock. Pursuant to the Cravens Employment Letter, the Company agreed to match his purchase 1:1 with a grant of restricted stock units provided his open market purchases were completed by March 31, 2014. Mr. Cravens purchased 25,000 shares in December 2013, and on February 3, 2014, the Company granted Mr. Cravens 25,000 restricted stock units, which vest in full on February 1, 2015. In addition, on February 3, 2014, the Company granted Mr. Cravens 50,000 restricted stock units, which will vest in four equal annual installments on each of the first four anniversaries of the grant date. To assist with his transition, the Company provided a one-time transition payment of $25,000 to Mr. Cravens. The Compensation Committee believes that entering into the Cravens Employment Letter and the related commitments was advisable and appropriate in order for ISG to induce Mr. Cravens to become an executive officer and to encourage his long-term service to the Company.

Stock Ownership Guidelines

        The Company has instituted stock ownership guidelines effective January 1, 2014 for all of its directors and executive officers to better align their own financial interests with the interests of the Company's stockholders. Non-employee directors are expected to hold an amount of stock equal to five times their annual cash retainer. The Chairman and Chief Executive Officer is expected to hold an amount of stock equal to six times his annual base salary. The other Named Executive Officers are expected to hold an amount of stock equal to three times their annual base salary, and other key executives of the Company are expected to hold an amount of stock equal to two times their annual base salary. Directors and executive officers are required to achieve the applicable stock ownership threshold within five years of becoming subject to the guidelines. All shares, including unvested restricted stock, unvested restricted stock units and shares held are considered in determining compliance with this requirement. The Compensation Committee will review compliance with the guidelines on an annual basis, and has the discretion to suspend, reevaluate and revise the guidelines from time to time.

Option Grant Practices and Policies

        It is the practice of the Compensation Committee to grant stock options under the Amended and Restated 2007 Equity Incentive Plan with an exercise price equal to or greater than the closing price per share of the Company's common stock on the date of grant. The date of grant in all cases must be the day upon which the Compensation Committee has approved the grant or a day following such approval that is pre-specified by the Compensation Committee in its approval of the grant.

Insider Trading Policy

        Our insider trading policy permits directors, Named Executive Officers and other key employees to trade our securities only during limited window periods following earnings releases and only after they have pre-cleared transactions with the Chief Financial Officer, but, in no event, while in possession of material, non-public information. The insider trading policy also prohibits directors, Named Executive Officers and other key employees from buying or selling puts, calls, options or similar derivative securities based on the value of ISG securities, including for hedging purposes.

Section 162(m) Policy

        Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation which is not considered to be performance-based. The Amended and Restated 2007 Equity Incentive Plan authorizes the Compensation Committee to grant awards of stock options and equity awards with performance goals that can qualify for tax deductibility without limitation under Section 162(m). The Compensation Committee intends to consider the anticipated tax treatment to the Company and our executive officers when determining executive compensation and establishing our compensation programs.

 REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

        Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to ISG's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        During 2013, Robert E. Weissman (Chairman), Mr. Neil G. Budnick, Gerald S. Hobbs, Kalpana Raina and Donald C. Waite III served as members of the Compensation Committee. Ms. Putur was added as a member of the Compensation Committee immediately prior to the commencement of the mailing of this proxy statement.

        The foregoing report is provided by the following directors, who constitute the Committee:

                      THE COMPENSATION COMMITTEE
                      Mr. Gerald S. Hobbs (Chairman)
                      Mr. Neil G. Budnick
                      Ms. Kalpana Raina
                      Mr. Donald C. Waite III

SUMMARY COMPENSATION TABLE

        The "Summary Compensation Table" below quantifies the value of the different forms of compensation earned by or awarded to our four Named Executive Officers in 2013, 2012 and 2011, as applicable. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, annual bonus awards and stock awards, as further described in the footnotes to the table identified therein.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)		Total ($)
Michael P. Connors	2013	$700,000		$525,000	$555,000	$—	$—	$16,323	(4)	$1,796,323
Chairman and Chief	2012	$700,000		$—	$—	$—	$—	$17,421		$717,421
Executive Officer	2011	$650,000		$—	$428,000	$—	$—	$18,297		$1,096,297
David E. Berger	2013	$550,000		$225,000	$198,500	$—	$—	$7,650		$981,150
Executive Vice President	2012	$550,000		$—	$—	$—	$—	$7,500		$557,500
and Chief Financial Officer	2011	$550,000		$—	$160,500	$—	$—	$7,350		$717,850
Harold K. Somerdyk	2013	$325,000		$—	$95,000	$—	$—	$7,650		$427,650
Executive Vice President	2012	$325,000		$—	$—	$—	$—	$7,500		$332,500
Chief Human Resources &	2011	$300,000		$150,000	$—	$—	$—	$18,943		$468,943
Communications Officer
David J. L. Whitmore	2013	$486,150	(1)	$280,000	$285,000	$—	$—	$170,375	(1)(5)	$1,221,525
Vice Chairman	2012	$483,567	(1)	$—	$103,000	$—	$—	$113,481	(1)	$700,048
President—ISG Americas	2011	$367,410	(1)	$—	$—	$—	$—	$15,151	(1)	$382,561

(1)
For 2013, 2012 and 2011, a portion of Mr. Whitmore's salary and his plan contribution amount (described in note 3 below) were paid in British pounds which amounts have been converted to U.S. dollars at the year-end exchange rate, which was £1.00 to $1.6488 as of December 31, 2013, £1.00 to $1.6259 as of December 31, 2012 and £1.00 to $1.5524 as of December 31, 2011.

(2)
Represents the aggregate grant date fair value of equity awards granted as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) (excluding estimates of forfeitures related to service-based vesting conditions). The fair value of the equity award is calculated based upon the closing price per share on the NASDAQ Global Market on the grant date. Includes the value of restricted stock units granted on March 14, 2014 as a portion of 2013 bonus (not included in the "Bonus" column) as follows: Mr. Connors, $175,000; Mr. Berger, $75,000; and Mr. Whitmore, $95,000.

(3)
Pursuant to ISG's qualified defined contribution profit-sharing plan for U.S.-based employees, Messrs. Connors, Berger and Somerdyk each received an annual contribution of $7,650 for 2013 based on their cash compensation. Mr. Whitmore is an employee performing services in both the U.S. and the United Kingdom and received a contribution for 2013 pursuant to the U.S. plan and the Company's defined contribution plan in the United Kingdom based on his cash compensation in each jurisdiction in 2013 totaling $18,211 (see note (1) above regarding the foreign currency exchange rate assumption).

(4)
For 2013, All Other Compensation for Mr. Connors includes amounts for spousal travel of $5,701 and a related tax "gross-up" of $2,972.

(5)
For 2013, All Other Compensation for Mr. Whitmore includes (a) relocation housing assistance of $60,000 ($5,000 per month) and $10,000 for incidental travel expenses to and from the United Kingdom and a related tax "gross-up" of $43,700, (b) amounts for spousal travel of $5,673 and a related tax "gross-up" of $3,393 and (c) a tax "gross-up" of $29,398 for a portion of the housing assistance and incidental travel expenses paid in 2012. The gross-up paid in 2012 did not cover the full amount of the housing assistance and incidental travel expenses he received in 2012.

 GRANT OF PLAN BASED AWARDS

        The following table summarizes the equity awards received by the Named Executive Officers during 2013.

Grants of Plan-Based Awards in 2013
Name	Grant Date	Date on which the Compensation Committee Took Action	All Other Stock Awards Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards(3)
Mr. Connors	7/1/2013	6/25/2013	200,000	(1)	$380,000
	3/14/2014	12/10/2013	35,354	(2)	$175,000
Mr. Berger	7/1/2013	6/25/2013	65,000	(1)	$123,500
	3/14/2014	12/10/2013	15,152	(2)	$75,000
Mr. Somerdyk	7/1/2013	6/25/2013	50,000	(1)	$95,000
Mr. Whitmore	7/1/2013	6/25/2013	100,000	(1)	$190,000
	3/14/2014	12/10/2013	19,192	(2)	$95,000

(1)
Grant of restricted stock units that vest 100% upon the earlier of (i) July 1, 2017 and (ii) the date upon which the closing price per share of the Company's common stock equals or exceeds $3.50 for three consecutive trading days. On August 21, 2013, the stock performance vesting condition was met and the restricted stock units vested in full.

(2)
Grant of restricted stock units that vest 100% upon the first anniversary of the grant date.

(3)
Represents the aggregate grant date fair value of equity awards granted as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) (excluding estimates of forfeitures related to service-based vesting conditions). The fair value of the equity award is calculated based upon the closing price per share on the NASDAQ Global Market on the grant date.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

        The following table summarizes the unvested restricted stock units outstanding as of December 31, 2013 for the Named Executive Officers.

Outstanding Equity Awards at 2013 Fiscal Year-End
	Stock Awards
Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Mr. Connors	1/7/11	100,000	$424,000
Mr. Berger	1/7/11	37,500	$159,000
Mr. Whitmore	1/1/12	75,000	$318,000
Mr. Somerdyk	10/1/10	18,750	$79,500

(1)
The vesting schedule for the number of restricted stock units shown in this column is as follows: of the restricted stock units granted on January 7, 2011, one-half vested on January 7, 2014 and one-half will vest on January 7 2015; of the restricted stock units granted on January 1, 2012, one-third vested on January 1, 2014 and one-third will vest on January 1 in each of 2015 and 2016; and of the restricted stock units granted on October 1, 2010, the unvested restricted stock units were forfeited by Mr. Somerdyk upon his resignation effective December 31, 2013.

(2)
The market value is based on the closing price per share of the Company's common stock on December 31, 2013 of $4.24 per share, multiplied by the number of shares or units.

STOCK VESTED DURING 2013

        The following table sets forth the actual value realized by the Named Executive Officers upon the vesting of restricted stock units in 2013.

Stock Vested in 2013
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Connors	250,000	$781,500
Mr. Berger	115,000	$387,900
Mr. Somerdyk	68,750	$260,938
Mr. Whitmore	125,000	$389,750

(1)
Value realized on vesting is based on the fair market value of the shares subject to the vested restricted stock units at the time of vesting. The fair market value is based on the closing price per share of the Company's common stock on the date of vesting, multiplied by the number of shares acquired on vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        Pursuant to the Connors Employment Agreement, if at December 31, 2013, ISG had terminated Mr. Connors' employment without Cause or he had terminated his employment for Good Reason, ISG would have been obligated to pay him a severance amount equal to $2,800,000. For further details, please see the Compensation Discussion and Analysis section of this proxy statement.

        Pursuant to the Berger Severance Agreement, if at December 31, 2013, ISG had terminated Mr. Berger's employment without Cause or he had terminated his employment for Good Reason, ISG would have been obligated to pay him a severance amount equal to $900,000. For further details, please see the Compensation Discussion and Analysis section of this proxy statement.

        Pursuant to the Whitmore Severance Agreement, if at December 31, 2013, ISG had terminated Mr. Whitmore's employment other than pursuant to a Summary Termination, ISG would have been obligated to pay him a severance amount equal to $475,000. For further details, please see the Compensation Discussion and Analysis section of this proxy statement.

        Pursuant to the Change in Control Agreements, if at December 31, 2013, a Change in Control occurred and the employment of the Named Executive Officers was terminated without Cause or for Good Reason, ISG would have been obligated to pay Messrs. Connors, Berger, Somerdyk and Whitmore amounts equal to $2,800,000, $900,000, $475,000 and $830,000, respectively (these payments would have been in lieu of severance amounts payable as described above for certain terminations not relating to a Change in Control). For further details, please see the Compensation Discussion and Analysis section of this proxy statement.

        As described under "Compensation Discussion and Analysis—Change in Control Arrangements" above, pursuant to the terms of the Amended and Restated 2007 Equity Incentive Plan, in the event of a change in control, the Compensation Committee may accelerate the vesting of outstanding awards then held by participants.

DIRECTOR COMPENSATION

        The compensation for ISG's non-employee directors is determined by the Board of Directors. The objectives of the compensation program are to attract and retain highly qualified directors, and to compensate them in a manner that aligns their interests with those of our stockholders. The following table presents information regarding compensation for our non-employee directors during 2013. Our non-employee directors received no other compensation for their services. Our non-employee director compensation program for 2013 consisted of an annual cash retainer of $40,000 and an annual equity grant of 35,000 restricted stock units ("RSUs"). The cash retainer and the number of RSUs granted under the program were the same in 2013 as in 2012. On December 10, 2013, 35,000 RSUs were granted to each non-employee directors with a value equal to $135,450, along with a $40,000 cash retainer, for service on the Board of Directors for the fiscal year ending on December 31, 2014.

        Following a competitive marketplace review conducted by the Board's independent compensation consultant, Steven Hall & Partners, and in light of the fact that ISG's stock price has experienced a significant increase in the past year, the non-employee director compensation program will be changed for 2015. In December 2014, each non-employee director will receive a grant of RSUs with a fixed dollar value of $110,000, based on the fair market value of ISG common stock on the grant date, for service on the Board of Directors for the fiscal year ending on December 31, 2015. The cash retainer will remain $40,000. The change from a grant of a fixed number of RSUs to a grant with a fixed dollar value is intended to avoid market-based fluctuations in non-employee director compensation. RSUs will continue to vest over a three-year period, subject to accelerated vesting in the event of a change in control or the death or disability of the non-employee director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Neil G. Budnick	$40,000	$135,450	$—	$175,450
Gerald S. Hobbs	$40,000	$135,450	$—	$175,450
Kalpana Raina	$40,000	$135,450	$—	$175,450
Donald C. Waite III	$40,000	$135,450	$—	$175,450
Robert E. Weissman	$40,000	$135,450	$—	$175,450

(1)
These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) (excluding estimates of forfeitures related to service-based vesting conditions). The fair value of the equity award is calculated based upon the closing price per share on the NASDAQ Global Market on December 10, 2013, the date of grant.

On December 10, 2013, pursuant to the Amended and Restated 2007 Equity Incentive Plan, the following members of the ISG Board of Directors each received a grant of 35,000 restricted stock units of ISG common stock: Neil G. Budnick, Gerald S. Hobbs, Kalpana Raina, Donald C. Waite III and Robert E. Weissman. The restricted stock units shall become vested in three equal installments on each of the first, second and third anniversaries of December 10, 2013 (or earlier in the event of a change in control of ISG or such director's death or disability). This grant represents compensation for their service on the Board of Directors for the fiscal year ending on December 31, 2014.

  As of December 31, 2013, our non-employee directors had outstanding the following unvested restricted stock units.

Name	Unvested Restricted Stock Units
Neil G. Budnick	88,335
Gerald S. Hobbs	70,001
Kalpana Raina	70,001
Donald C. Waite III	70,001
Robert E. Weissman	70,001

        Mr. Budnick was awarded 55,000 restricted stock units on June 6, 2011, which vest in three equal installments on each of the first, second and third anniversaries of June 6, 2011. Messrs. Budnick, Hobbs, Waite and Weissman and Ms. Raina were each awarded 35,000 restricted stock units on December 16, 2011, which vest in three equal installments on each of the first, second and third anniversaries of December 16, 2011. Messrs. Budnick, Hobbs, Waite and Weissman and Ms. Raina were each awarded 35,000 restricted stock units on December 10, 2012, which vest in three equal installments on each of the first, second and third anniversaries of December 10, 2012. Messrs. Budnick, Hobbs, Waite and Weissman and Ms. Raina were each awarded 35,000 restricted stock units on December 10, 2013, which vest in three equal installments on each of the first, second and third anniversaries of December 10, 2013. Upon Mr. Weissman's retirement from the Board of Directors, his remaining unvested restricted stock units vested in full. On March 19, 2014, M. Putur was awarded 46,667 restricted stock units, which vest in three equal installments on each of the first, second and third anniversaries of March 19, 2014.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information regarding the beneficial ownership of ISG common stock as of March 19, 2014 by:

  •
  each person known by ISG to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of ISG's Named Executive Officers and directors; and

  •
  all of ISG's executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned, subject to applicable community property laws. As of March 19, 2014, 37,360,426 shares of our common stock were issued and outstanding. The number of shares reported as beneficially owned is as of March 19, 2014, unless otherwise indicated. Percentages are calculated based on the number of shares outstanding at March 19, 2014. Beneficial ownership consists of sole power to vote and sole power to dispose of the shares, unless otherwise indicated.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
Marek Gumienny(2)	2,530,916	6.8%
Chevrillon & Associés(3)	2,439,970	6.5%
Michael P. Connors(4)(5)	3,248,250	8.7%
David E. Berger(6)	340,541	*
Harold K. Somerdyk(7)	186,575	*
David J. L. Whitmore(8)	434,393	1.2%
Neil G. Budnick(5)(9)	71,665	*
Gerald S. Hobbs(5)(9)	184,443	*
Christine Putur(5)(9)	—	*
Kalpana Raina(5)(9)	169,999	*
Donald C. Waite III(5)(9)	184,443	*
All directors and executive officers as a group (9 individuals)	4,658,734	12.5%

*
Less than 1.0%

(1)
Unless otherwise noted, the business address of each of the individuals is c/o Information Services Group, Inc., Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901.

(2)
Marek Gumienny filed a Schedule 13G Amendment on February 10, 2012 reporting sole voting and dispositive power over the number of shares reflected in the table. The address of Mr. Gumienny is 8 Westmead, London, United Kingdom SW15 5BQ. Shares beneficially owned exclude 790,720 shares of common stock issuable upon conversion of a subordinated convertible note that includes a market condition in order for the note to become convertible, which condition has not yet been satisfied.

(3)
Chevrillon & Associés ("Chevrillon") filed a Schedule 13G Amendment on January 31, 2014 reporting beneficial ownership of the number of shares reflected in the table. The business address of Chevrillon is 4/6 Rond Point des Champs Elysées, Paris, France 75008.

(4)
Mr. Connors serves as Chairman of the Board and Chief Executive Officer. Shares beneficially owned exclude shares issuable in settlement of 280,476 restricted stock units which do not vest within 60 days after March 19, 2014.

(5)
Each of these individuals is a director.

(6)
Mr. Berger serves as Executive Vice President and Chief Financial Officer. Shares beneficially owned exclude shares issuable in settlement of 33,902 restricted stock units which do not vest within 60 days after March 19, 2014.

(7)
Mr. Somerdyk previously served Executive Vice President and Chief Human Resources & Communications Officer until his resignation effective December 31, 2013.

(8)
Mr. Whitmore serves Vice Chairman and President—ISG Americas. Shares beneficially owned exclude (a) shares issuable in settlement of 69,192 restricted stock units which do not vest within 60 days after March 19, 2014 and (b) 25,296 shares of common stock issuable upon conversion of a subordinated convertible note that includes a market condition in order for the note to become convertible, which condition has not yet been satisfied.

(9)
Shares beneficially owned exclude shares issuable in settlement of restricted stock units which do not vest within 60 days after March 19, 2014. See "Director Compensation" above.

        For information regarding equity compensation plans required by Regulation S-K Item 201(d), see "Proposal 4 Approval of the Amended and Restated 2007 Equity and Incentive Award Plan" above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Pursuant to Section 16(a) of the Securities Exchange Act of 1934, ISG's directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the SEC. Specific due dates for those reports have been established, and ISG is required to report herein any failure to file such reports by those due dates. Based on ISG's review of Forms 3, 4 and 5 filed by such persons and representations of directors and officers provided to ISG, it believes that during the year ended December 31, 2013, all Section 16(a) filing requirements applicable to such persons were met in a timely manner, except that a Form 4 reporting one transaction for Mr. Whitmore was not timely filed.

STOCKHOLDER PROPOSALS AND NOMINATIONS

        Any stockholder desiring to submit a proposal to be presented for consideration in our 2015 Proxy Statement must submit such proposal, including proposals with respect to recommending director candidates, to us no later than the close of business on November 21, 2014. Under Rule 14a-8 of the Exchange Act, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the common stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

        In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2015 Annual Meeting must give timely written notice to our Chief Financial Officer at the address set forth below. A nomination or proposal for the 2015 Annual Meeting will be considered timely if it is received no earlier than November 30, 2014 and no later than January 29, 2015. If the date of the 2015 Annual Meeting is advanced by more than 30 days or is delayed by more than 70 days from April 29, 2015, then to be timely the nomination or proposal must be received by the Company no later than the close of business on the 15th day following the day on which public announcement of the date of the 2015 Annual Meeting is first made. The notice of nomination or proposal must detail the information specified in the Company's Bylaws. We will not entertain any proposals or nominations at the 2015 Annual Meeting that do not meet the requirements set forth in our Bylaws. Our Bylaws have been filed with the SEC and you may obtain a copy of the Bylaws as filed with the SEC free of charge from our website at www.isg-one.com/investors. To make a submission or to request a copy of our Bylaws, stockholders should contact our Chief Financial Officer at c/o Information Services Group, Inc., Two Stamford Plaza, 281 Tresser Boulevard, Stamford CT 06901.

 TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2014 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,
Michael P. Connors Chairman of the Board and Chief Executive Officer

March 21, 2014

 Annex A

AMENDED AND RESTATED
INFORMATION SERVICES GROUP, INC.
2007 EQUITY AND INCENTIVE AWARD PLAN

1.     Purpose of the Plan

        The purpose of the Plan is to aid Information Services Group, Inc., a Delaware corporation ("ISG"), and its Affiliates in recruiting and retaining key employees, directors or other independent contractors and to motivate such employees, directors or other service providers to exert their best efforts on behalf of ISG and its Affiliates by providing incentives through the granting of Awards. ISG expects that it will benefit from the added interest which such key employees, directors or independent contractors will have in the welfare of ISG as a result of their proprietary interest in ISG's success.

2.     Definitions

        The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

        (a)    Act:    The Securities Exchange Act of 1934, as amended, or any successor thereto.

        (b)    Affiliate:    With respect to ISG, any entity directly or indirectly controlling, controlled by, or under common control with, ISG or any other entity designated by the Board in which ISG or an Affiliate has an interest.

        (c)    Award:    An Option, Stock Appreciation Right, Other Stock-Based Award or Incentive Award granted pursuant to the Plan.

        (d)    Beneficial Owner:    A "beneficial owner," as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

        (e)    Board:    The Board of Directors of ISG.

        (f)    Change in Control:    The occurrence of any of the following events:

            (i)  the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of ISG to any "person" or "group" (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Act or any successor sections thereto) other than the Permitted Holders;

           (ii)  any person or group, other than the Permitted Holders, is or becomes the Beneficial Owner (except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of ISG (or any entity which controls ISG), including by way of merger, consolidation, tender or exchange offer or otherwise;

          (iii)  a reorganization, recapitalization, merger or consolidation (a "Corporate Transaction") involving ISG, unless securities representing 66 2/3% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of ISG or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of ISG immediately prior to such Corporate Transaction; or

          (iv)  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of ISG was approved by a vote of a majority of the directors of ISG, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

        (g)    Code:    The Internal Revenue Code of 1986, as amended, or any successor thereto.

        (h)    Committee:    The Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder, in which case the term "Committee" shall refer to the Board.

        (i)    Company:    ISG, a Delaware corporation.

        (j)    Disability:    Inability of a Participant to perform in all material respects his duties and responsibilities to ISG, or any Subsidiary of ISG, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee and a Participant (or his representative) shall furnish the Committee with medical evidence documenting the Participant's disability or infirmity which is satisfactory to the Committee.

        (k)    Effective Date:    The term "Effective Date" as defined in Section 16 of the Plan.

        (l)    Employment:    The term "Employment" as used herein shall be deemed to refer to (i) a Participant's employment, if the Participant is an employee of ISG or any of its Affiliates, (ii) a Participant's services as an independent contractor, if the Participant is an independent contractor to ISG or its Affiliates, and (iii) a Participant's services as an non-employee director, if the Participant is a non-employee member of the Board.

        (m)    Fair Market Value:    On a given date, if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading.

        (n)    Incentive Awards:    Awards granted under Section 8(b) of the Plan.

        (o)    ISO:    An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

        (p)    Option:    A stock option granted pursuant to Section 6 of the Plan.

        (q)    Option Price:    The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

        (r)    Other Stock-Based Awards:    Awards granted pursuant to Section 8(a) of the Plan.

        (s)    Participant:    An employee, director or independent contractor who is selected by the Committee to participate in the Plan.

        (t)    Permitted Holder:    Any and all of an employee benefit plan (or trust forming a part thereof) maintained by (A) ISG or (B) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by ISG.

        (u)    Performance-Based Awards:    Certain Other Stock-Based Awards and Incentive Awards granted pursuant to Section 8(c) of the Plan.

        (v)    Plan:    The Amended and Restated 2007 Equity and Incentive Award Plan.

        (w)    Shares:    Shares of common stock of ISG.

        (x)    Stock Appreciation Right:    A stock appreciation right granted pursuant to Section 7 of the Plan.

        (y)    Subsidiary:    A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.     Shares Subject to the Plan

        Subject to Section 9, the total number of Shares that may be delivered under the Plan in connection with Awards outstanding at the Effective Date and Awards thereafter granted shall be 7,642,603 (the "Share Pool").(1) For purposes of the Plan from and after the Effective Date, any one Share that is subject to an Award outstanding on the Effective Date or thereafter granted shall, upon delivery thereof, be counted as reducing the number of Shares available under the Share Pool by one Share. The maximum number of Shares underlying Options and Stock Appreciation Rights that may be granted to any one Participant in any given calendar year is 750,000, subject to Section 9. In the case of a non-employee director of the Company, additional limits shall apply such that the maximum grant-date fair value of Awards granted in any fiscal year during any part of which the director is then eligible under the Plan shall be $350,000, except that such limit for a non-employee Chairman of the Board or Lead Director shall be $700,000. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The delivery of Shares upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan by the same number of Shares delivered. Shares which are subject to Awards which terminate, lapse, or are forfeited or canceled (but excluding the withholding of Shares to pay the exercise price or tax withholding obligations relating to Options and Stock Appreciation Rights) will be deemed not to have been delivered and will be available for further Awards under the Plan. For the avoidance of doubt, Shares which are subject to Awards other than Options or Stock Appreciation Rights which are withheld to pay tax withholding obligations will be deemed not to have been delivered and will be available for further Awards under the Plan. The cash settlement of an Award will not reduce the number of Shares available under the Share Pool.

4.     Administration

        (a)    Delegation.    The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as "Non-Employee Directors" within the meaning of Rule 16b-3 under the Act (or any successor rule thereto), "independent directors" within the meaning of the applicable principal national exchange listed company rules and "outside directors" within the meaning of Section 162(m) of the Code (or any successor section thereto). Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of ISG or an Affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time; provided, further, however, that the Board may, to the extent permitted under applicable law, delegate such power and authority, otherwise delegated to the Committee, to any committee of the Board, including a committee composed of a member of the Board, to grant equity-based Awards to certain employees of ISG pursuant to the terms of the Plan, other than any "directors" or "officers" of ISG as defined under Section 16 of the Act or any "covered employees" as defined under Section 162(m) of the Code.

        (b)    Substitute Awards.    Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by ISG or its affiliates or

(1)
The effect of the 2014 amendment to this Share Pool (effective at the Effective Date) was to add 5,150,000 shares.

a company acquired by ISG or with which ISG combines. The number of Shares underlying such substitute awards shall not be counted against the aggregate number of Shares available for Awards under the Plan in the case of an assumption or substitution of awards for those of a company acquired by ISG or with which ISG combines. In no event may this provision be utilized to permit the repricing of Options or Stock Appreciation Rights in a manner not contemplated under Section 9 of this Plan.

        (c)    Interpretation.    The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

        (d)    Terms.    The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

        (e)    Taxes.    The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting or settlement of an Award. Unless the Committee otherwise specifies in an Award agreement or otherwise, and subject to limitations as the Committee may impose (including due to applicable law or accounting rules), the Participant may elect to pay a portion or all of such mandatory withholding taxes by (i) delivery in Shares or (ii) having Shares withheld by ISG from any Shares that would have otherwise been received by the Participant under the Award. The Committee is authorized to require withholding of Shares or cash otherwise deliverable under an Award to satisfy such mandatory withholding taxes.

5.     Limitations

        No Award may be granted under the Plan after the fifth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

        Notwithstanding any provision herein to the contrary, the repricing of an Option or Stock Appreciation Right, once granted hereunder, is prohibited without prior approval of the Company's stockholders. For this purpose, a "repricing" means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or Stock Appreciation Right to lower its exercise price; (ii) any other action that is treated as a "repricing" under generally accepted accounting principles; and (iii) repurchasing an Option or Stock Appreciation Right for cash or canceling an Option or Stock Appreciation Right in exchange for another Award, in either case at a time when its exercise price is greater than the Fair Market Value of the underlying Shares, unless the repurchase or cancellation and exchange occurs as an adjustment to the Award in connection with a change in capitalization or similar change permitted under Section 9(a) or (b) below. Such cancellation and exchange would be considered a "repricing" regardless of whether it is treated as a "repricing" under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

6.     Terms and Conditions of Options

        Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements,

and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

        (a)    Option Price.    The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Options granted in substitution of previously granted awards, as described in Section 4).

        (b)    Exercisability.    Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

        (c)    Exercise of Options.    Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by ISG and, if applicable, the date payment is received by ISG pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to ISG as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check), (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, which may include the withholding by the Company of Shares deliverable upon exercise of the Option to satisfy the exercise price, (iii) partly in cash and partly in such Shares, (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to ISG an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased and (v) through net settlement in Shares as described in Section 4(e)(ii) above. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

        (d)    ISOs.    The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of ISG or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify ISG of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan's requirements relating to nonqualified stock options. In no event shall any member of the Committee, ISG or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

        (e)    Attestation.    Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case ISG shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.     Terms and Conditions of Stock Appreciation Rights

        (a)    Grants.    The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

        (b)    Terms.    The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than in the case of Stock Appreciation Rights granted in substitution of previously granted awards, as described in Section 4); provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares or portion thereof covered by the Stock Appreciation Right being exercised. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to ISG the unexercised Option, or any portion thereof, and to receive from ISG in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by ISG of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by ISG shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

        (c)    Limitations.    The Committee may impose, in its discretion, such conditions upon the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

8.     Other Stock-Based Awards, Incentive Awards and Performance-Based Awards

        (a)    Other Stock-Based Awards.    The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares, Awards of restricted Share units and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares ("Other Stock-Based Awards"). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

        (b)    Incentive Awards.    The Committee, in its sole discretion, may grant Awards providing an opportunity to earn specified cash amounts (i.e., Awards denominated in cash rather than Shares) by achievement of specified performance goals. All Incentive Awards shall be subject to the per-person limitation applicable to cash Performance-Based Awards under Section 8(c). The performance period and performance goals for each Incentive Award shall be specified by the Committee. Incentive Awards with a performance period of one year or less may be designated as "Annual Incentive Awards." Such Incentive Awards shall be dependent on such additional or alternative conditions as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, cash amounts or the equivalent value in Shares or other Awards upon the completion of a specified period of service or the occurrence of an event (for clarity, the occurrence of termination events and change in control events may be specified as resulting in the deemed achievement of performance goals). Incentive Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Incentive Awards will be granted and the cash denominated amounts that may be earned, which may include the crediting of earnings during any period the Award remains outstanding following the attainment of the performance goals. Incentive Awards may be settled in cash, Shares or other Awards, provided that the Committee shall specify, as a term of the Award, the timing and other terms of any conversion of cash amounts earned or earnable under an Incentive Award into Shares or other Awards.

        (c)    Performance-Based Awards.    Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards and Incentive Awards granted under this Section 8 may be granted in a manner which is intended to be deductible by ISG under Section 162(m) of the Code (or any successor section thereto) ("Performance-Based Awards"). A Participant's Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital (xviii) return on assets and (xix) total stockholder return. The foregoing criteria may relate to ISG, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, may be applied on an absolute basis, may be relative to prior period performance and/or may be relative to performance of one or more peer group companies or indices, or any combination thereof, and may be based on audited or unaudited information, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the Committee may specify that performance goals will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other pre-specified financial items of income or expense for the performance period. Provided that the Committee has specified at least one performance goal under this Section 8(c) qualifying the Award as performance-based under Code Section 162(m), the Committee may specify other performance goals or criteria (whether or not listed in this Section 8(c) as a basis for its exercise of negative discretion with respect to the Award.

        (d)    Performance-Based Award Maximums; Determination of Achievement of Performance Goals; Reserved Discretion.    The maximum amount of Performance-Based Awards that may be earned during a calendar year by any Participant shall be: (x) with respect to Performance-Based Awards in the form of Other Stock-Based Awards (i.e., that are denominated in Shares), 500,000 Shares and (y) with respect to Performance-Based Awards in the form of Incentive Awards (i.e., that are not denominated in Shares), $5,000,000. For this purpose, the applicable limitation on a Performance-Based Award that may be earned over a period longer than one calendar year will be apportioned evenly over the number of full and partial years in the performance period. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee, except that in the case of share-denominated Performance-Based Awards with multi-year performance periods this discretion must be specifically reserved at the time of grant if the failure to do so would result in the accounting expense for such Award not being measured at the time of grant. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

9.     Adjustments Upon Certain Events

        Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

        (a)    Generally.    In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, or in the event of any reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or equity restructuring (as defined under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718), or any distribution to stockholders other than regular cash dividends, or any transaction similar to the foregoing, the Committee shall make such substitution or adjustment, if any, in a manner it deems to be equitable (which may include, in its discretion, separate payments of cash or property, but with adjustment in all cases subject to Section 17 below), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any Stock Appreciation Right and/or (v) any other affected terms of such Awards, including performance goals specified on a per-share basis; provided, that, for the avoidance of doubt, in the case of the occurrence of an "equity restructuring" (within the meaning of the FASB ASC Topic 718), the Committee shall make an equitable adjustment to all outstanding awards to preserve without enlarging the value of the Award to the Participant.

        (b)    Change in Control.    In the event of a Change in Control after the Effective Date, (i) if determined by the Committee in the applicable Award agreement or otherwise at the time of the Change in Control, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse and/or performance restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse and/or performance restrictions, as the case may be, as of immediately prior to such Change of Control and (ii) the Committee may (subject to Section 17 below), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (B) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market

Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least ten (10) business days prior to the Change in Control, such Options and Stock Appreciation Rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options and Stock Appreciation Rights shall terminate and be of no further force and effect.

10.   No Right to Employment or Awards

        The granting of an Award under the Plan shall impose no obligation on ISG or any Affiliate to continue the Employment of a Participant and shall not lessen or affect ISG's or Affiliate's right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.   Successors and Assigns

        The Plan shall be binding on all successors and assigns of ISG and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

12.   Nontransferability of Awards

        Unless otherwise determined by the Committee, and subject to the limitation that in no circumstances may an Award be transferred to a third party by the Participant for consideration or value, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution or to a designated beneficiary in the event of death. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives, distributees or designated beneficiaries of the Participant.

13.   Amendments or Termination

        The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the stockholders of ISG, if such action would (except as is provided in Section 9 of the Plan) increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant, (b) without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan or (c) subject to Section 5, relating to repricing of Options or Stock Appreciation Rights, to permit such repricing without the approval of the stockholders of ISG; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to ISG or to Participants), and the Committee may otherwise amend the Plan where such action is within the scope of the Committee's authority under its Charter and subject to any stockholder approval or other requirement that would apply had such amendment been adopted by the Board.

        Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, ISG may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

14.   International Participants

        With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) "covered employees" within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, ISG or an Affiliate.

15.   Choice of Law

        The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

16.   Effectiveness of the Plan

        The original effective date of this Plan was November 13, 2007; provided, however, that this Plan as amended and restated shall be effective on the date in 2014 on which the Company's stockholders approve the Plan (such date, the "Effective Date"). Before the Effective Date, the Compensation Committee may authorize the grant of Incentive Awards and take related actions contingent upon the approval of the amended and restated Plan by stockholders. The Committee's authority to grant new Awards under the Plan shall terminate on the fifth anniversary of the Effective Date, subject to earlier termination by the Board pursuant to Section 13.

17.   Section 409A Delay of Payment

        Notwithstanding other provisions of the Plan or any Award agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, ISG will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code which, with respect to any Participant that is a "specified employee" within the meaning of Section 409A of the Code, will be no earlier than the first day following six months after termination of Employment (other than due to death), if such payment is payable in respect of such termination. ISG shall use commercially reasonable efforts to implement the provisions of this Section 17 in good faith; provided that neither ISG, the Committee nor any of ISG's employees, directors or representatives shall have any liability to Participants with respect to this Section 17.

 Annex B

INFORMATION SERVICES GROUP, INC.
AMENDED AND RESTATED
2007 EMPLOYEE STOCK PURCHASE PLAN

        The following constitute the provisions of the Amended and Restated 2007 Employee Stock Purchase Plan of Information Services Group, Inc.

        1.    Purpose.    The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. The Company intends that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

        2.    Definitions.

        (a)   "Applicable Law" means the legal requirements relating to the administration of an employee stock purchase plan under applicable U.S. state corporate and securities laws, U.S. federal securities laws, the Code, any stock exchange rules or regulations, and the applicable laws of any other country or jurisdiction, as such laws, rules, regulations and requirements shall be in place from time to time.

        (b)   "Beneficial Owner" means a "beneficial owner", as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto).

        (c)   "Board" means the board of directors of the Company.

        (d)   "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        (e)   "Committee" means the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

        (f)    "Common Stock" means the common stock of the Company, par value $0.001 per Share, or any securities into which such stock may be converted.

        (g)   "Company" means Information Services Group, Inc., a Delaware corporation.

        (h)   "Compensation" means base cash compensation and commissions earned by an Employee from the Company or a Designated Subsidiary, but excluding overtime, shift differentials, bonuses, incentive compensation, relocation, expense reimbursements, tuition and other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary, and other forms of extraordinary compensation. The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation and may change the definition on a prospective basis.

        (i)    "Continuous Status as an Employee" means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the Committee, provided that such leave is for a period of not more than three (3) months, unless reemployment upon the expiration of such leave is guaranteed by contract (including Company policy) or statute; or (iv) transfers between the Company and its Designated Subsidiaries.

        (j)    "Contributions" means all amounts credited to the account of a Participant pursuant to the Plan.

        (k)   "Change in Control" means the occurrence of any of the following events:

          (i)    the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any "person" or "group" (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act or any successor sections thereto) other than the Permitted Holders;

          (ii)   any person or group, other than the Permitted Holders, is or becomes the Beneficial Owner (except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

          (iii)  a reorganization, recapitalization, merger or consolidation (a "Corporate Transaction") involving the Company, unless securities representing 66 2/3% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction; or

          (iv)  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office.

        (l)    "Designated Subsidiary" means a Subsidiary that has been designated by the Committee in its sole discretion, from time to time, as eligible to participate in the Plan with respect to its Employees.

        (m)  "Effective Date" means the date in 2014 that the stockholders of the Company approve the Plan.

        (n)   "Employee" means any person, including an Officer, who is an employee of the Company or one of its Designated Subsidiaries for tax purposes and who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries; provided, however, that the Committee may establish administrative rules requiring that employment commence some minimum period (not to exceed thirty (30) days) prior to an Offering Date in order to be eligible to participate in the Offering Period beginning on that Offering Date.

        (o)   "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

        (p)   "Fair Market Value" means, as of a given date, (x) if there should be a public market for the Shares on such date, the closing price of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading; and (y) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Board in good faith.

        (q)   "Offering Date" means the first Trading Day of each Offering Period of the Plan.

        (r)   "Offering Period" means a period of time established by the Committee from time to time not to exceed twelve (12) months. The Offering Period may be evidenced by such documents as may be determined by the Committee in its sole discretion.

        (s)   "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (t)    "Participant" shall mean an Employee who is eligible to, and elects to, be a participant in the Plan as provided in Section 5 and whose participation has not terminated in accordance with the terms of the Plan; provided however, that an Employee shall not be eligible to be a Participant in the Plan if, immediately after the grant of an option under the Plan, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary.

        (u)   "Permitted Holder" means any and all of an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other "person" (as such term is defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act or any successor sections thereto) of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company.

        (v)   "Plan" means this Information Services Group, Inc. Amended and Restated 2007 Employee Stock Purchase Plan.

        (w)  "Purchase Date" means the last Trading Day of each Offering Period of the Plan, or such earlier date as determined by the Committee in its sole discretion.

        (x)   "Purchase Price" means, with respect to an Offering Period, an amount equal to a percentage (not less than 90%) established by the Committee (the "Designated Percentage") of the Fair Market Value of a Share on the Purchase Date, as adjusted by the Committee pursuant to Section 18 in accordance with Section 424(a) of the Code. The Committee may change the Designated Percentage with respect to any future Offering Period.

        (y)   "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

        (z)   "Share" means a share of Common Stock, as adjusted in accordance with Section 18 of the Plan.

        (aa) "Subsidiary" means any entity treated as a corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, within the meaning of Section 424(f) of the Code, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

        (bb) "Trading Day" shall mean a day on which U.S. national stock exchanges are open for trading and the Common Stock is being publicly traded on one or more of such markets.

        3.    Eligibility.

        (a)   Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of this Section 3, Section 5(a) and the limitations imposed by Section 423(b) of the Code.

        (b)   Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) if such option would permit his or her rights to purchase Common Stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair

Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

        (c)   All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Section 423(b)(5) of the Code; provided that individuals participations in a sub-plan adopted pursuant to Section 24 which is not designed to qualify under Section 423 of the Code need not have the same rights and privileges as Employees participating in the Plan as established to qualify under Section 423 of the Code.

        4.    Offering Periods.    The Plan shall be implemented by a series of Offering Periods of approximately three (3) months' duration. The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future Offering Periods if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected, subject to compliance with Applicable Laws.

        5.    Participation.

        (a)   An eligible Employee may become a Participant in the Plan by completing a subscription agreement and any other required documents (all such documents, the "Enrollment Documents") provided by the Company and submitting them to the Company or, as applicable, the stock brokerage or other financial services firm designated by the Company (the "Designated Broker") within the period set by the Committee with respect to a given Offering Period. The Enrollment Documents and their submission may be electronic, as directed by the Company.

        (b)   Payroll deductions shall commence on the date of the first paycheck paid on or after the Offering Date and shall end on the date of the last paycheck paid on or prior to the Purchase Date of the Offering Period to which the Enrollment Documents are applicable, unless sooner terminated by the Participant as provided in Section 10.

        (c)   Once an eligible Employee becomes a Participant in the Plan, he or she will automatically participate in all subsequent Offering Periods at the same Contribution rate, unless he or she (i) submits new Enrollment Documents or (ii) withdraws from participation in the Plan as provided in Section 10.

        6.    Method of Payment of Contributions.

        (a)   A Participant shall elect to have payroll deductions made on each payday during the Offering Period at the rate of any whole percentage of the Participant's Compensation not less than one percent (1%) and not more than ten percent (10%) (or such greater percentage as the Committee may establish from time to time before an Offering Date). All Contributions made by a Participant will be credited to a bookkeeping account in his or her name under the Plan. A Participant may not make any additional payments into the Plan. Notwithstanding the foregoing, in locations in which Applicable Law prohibits payroll deductions, an eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Committee, and such Employees shall be deemed to be participating in a sub-plan, unless the Committee otherwise expressly provides that such Employees shall be treated as participating in the Plan.

        (b)   The Committee may establish rules pertaining to the changes to the rate of a Participant's Contributions, limiting the frequency with which Participants may change his or her rate of participation, the timing of the elections for such changes, and whether or not changes may effectuate an increase in Contributions or only a decrease in Contributions. A Participant may change his or her rate of Contributions with respect to current or future Offering Periods by filing new Enrollment Documents at such times and on such terms as specified by the Committee.

        (c)   To the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a Participant's payroll deductions may be decreased by the Company to 0% during any Offering Period scheduled to end during the current calendar year. Payroll deductions shall re-commence at the rate provided in such Participant's then-effective Enrollment Documents at the beginning of the first Offering Period that is scheduled to end in the following calendar year. In addition, a Participant's payroll deductions may be decreased by the Company to 0% at any time during an Offering Period in order to avoid unnecessary payroll contributions as a result of application of the maximum share limit set forth in Section 8, in which case payroll deductions shall re-commence at the rate provided in such Participant's then-effective Enrollment Documents at the beginning of the next Offering Period.

        7.    Grant of Option.    On the Offering Date of each Offering Period, each eligible Employee shall be granted an option to purchase on each Purchase Date a number of Shares determined by dividing the accumulated Contributions credited to the Participant's account as of the Purchase Date by the applicable Purchase Price. An option will expire upon the earliest to occur of (i) the failure of a newly eligible Employee to complete and submit the Enrollment Documents by the date determined by the Committee with respect to that Offering Period, (ii) the termination of a Participant's participation in the Plan, (iii) the exercise of the option on the Purchase Date or (iv) the termination of the Offering Period or the Plan as provided in the Plan.

        8.    Exercise of Option.

        (a)   Unless a Participant withdraws from the Plan as provided in Section 10, and except as otherwise provided in Sections 7, 18, 19 or 21, the Participant's option for the purchase of Shares will be exercised automatically on the Purchase Date of the Offering Period for the purchase of that number of whole Shares that can be purchased under the option with the accumulated Contributions credited to the Participant's account at the applicable Purchase Price. Notwithstanding the foregoing, and in addition to any other limitations set forth in the Plan and under Applicable Law, no Participant shall be granted an option under the Plan if such option would permit his or her rights to purchase Common Stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, in each case subject to any adjustment pursuant to Section 18 below. The Company shall retain the full amount of Contributions used to purchase Common Stock as payment for the Common Stock.

        (b)   For tax purposes, the Shares purchased upon exercise of an option hereunder shall be deemed to be sold to the Participant on the Purchase Date. The Company or its designee may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance or other payroll deductions as required by Applicable Law. Each Participant is responsible for the payment of all individual tax liabilities arising under the Plan, including with respect to the sale or other disposition of Shares acquired under the Plan.

        9.    Delivery.

        (a)   The Company will deliver Shares purchased under the Plan (or a record thereof) as promptly as possible. The Committee may permit or require that Shares purchased under the Plan be deposited directly with the Designated Broker, and the Committee may utilize electronic or automated methods of Share transfer; provided, however, the Participant's Shares shall be subject to a transfer restriction during the six month period immediately following the Purchase Date. The Committee may require that Shares be retained with the Designated Broker for a designated period of time and/or may establish other procedures to permit tracking of "disqualifying dispositions" of such Shares. A "disqualifying disposition" is any sale or other disposition which is made within two years after the Offering Date or within one year after the Purchase Date. A "qualifying disposition" will occur if the sale or other disposition of the Shares is made after the Shares have been held for more than two years after the Offering Date and more than one year after the Purchase Date. Participants are urged to consult their personal tax advisors regarding the specific U.S. federal, state, local and foreign income and other tax consequences applicable to dispositions.

        (b)   The Committee may in its discretion direct the Company to retain in a Participant's account for the subsequent Offering Period any payroll deductions which are not sufficient to purchase a whole Share of Common Stock or return such amount to the Participant. Any other amounts left over in a Participant's account after a Purchase Date shall be returned to the Participant.

        (c)   No Participant shall have any voting, dividend, or other stockholder rights with respect to Shares subject to any option granted under the Plan until the Shares subject to the option have been purchased and delivered to the Participant as provided in this Section 9.

        10.    Voluntary Withdrawal; Termination of Employment.

        (a)   A Participant may terminate his or her participation in the Plan and withdraw all of the Contributions credited to his or her account under the Plan prior to a Purchase Date by submitting a completed "Notice of Withdrawal" form to the Company (or, as applicable, the Designated Broker). As soon as practicable following the Company's receipt of the Notice of Withdrawal, all of the Participant's Contributions credited to his or her account will be returned without any interest thereon, and no further Contributions for the purchase of Shares will be made during the Offering Period. The Committee may establish rules (i) pertaining to the timing of withdrawals, (ii) limiting the frequency with which Participants may withdraw and re-enroll and (iii) imposing a waiting period on Participants wishing to re-enroll following withdrawal.

        (b)   Upon termination of the Participant's Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto, and his or her option will be automatically terminated.

        (c)   The Committee may establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, and the Committee may establish termination-of-employment procedures for this Plan that are independent of similar rules established under other benefit plans of the Company and its Designated Subsidiaries; provided that such procedures are not in conflict with the requirements of Section 423 of the Code.

        11.    Interest.    No interest shall accrue on the Contributions of a Participant in the Plan.

        12.    Stock.

        (a)   Subject to adjustment as provided in Section 18, the maximum number of Shares that may be made available for sale and which may be issued under the Plan shall be 2,400,000 Shares. The Shares may consist, in whole or in part, of unissued Shares, treasury Shares, or Shares purchased by the Company on the open market. The issuance of Shares pursuant to the Plan shall reduce the total number of Shares that may be made available for sale and which may be issued under the Plan.

        (b)   If the Committee determines that, on a given Purchase Date, the number of Shares with respect to which options are to be exercised may exceed (1) the number of Shares that were available for sale under the Plan as of the Offering Date, or (2) the number of Shares available for sale under the Plan with respect to that Offering Period, the Committee may in its sole discretion provide for a pro rata allocation of the Shares available for purchase in that Offering Period in as uniform a manner as shall be practicable and equitable among all Participants in that Offering Period and either (i) continue the Plan or (ii) terminate the Plan pursuant to Section 19 below.

        13.    Administration.

        (a)   The Committee will have the authority and responsibility for the day-to-day administration of the Plan as well as the authority and responsibility specifically provided in this Plan, in addition to any other duties, responsibilities and authority delegated to the Committee by the Board. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to (i) adopt, amend and rescind any Plan rules which it deems desirable and appropriate for the proper administration of the Plan, (ii) construe and interpret the provisions of the Plan, (iii) supervise the administration of the Plan, (iv) make factual determinations relevant to Plan entitlements and (v) take all other actions in connection with administration of the Plan as it deems necessary or advisable, consistent with any delegation from the Board. Decisions of the Board and the Committee shall be final and binding upon all Participants.

        (b)   Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the timing of future Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable that are consistent with the Plan.

        14.    Designation of Beneficiary.    The Committee may establish rules pertaining to the designation by the Participant of a beneficiary who is to receive any Shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to the end of an Offering Period.

        15.    Transferability.    During his or her lifetime, a Participant's option to purchase Shares hereunder is exercisable only by him or her. Neither Contributions credited to a Participant's account nor any rights with regard to the exercise of an option or the receipt of Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 10.

        16.    Use of Funds.    All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

        17.    Reports.    Individual accounts will be maintained for each Participant in the Plan. Statements of account will be provided to Participants by the Company or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

        18.    Adjustments Upon Changes in Capitalization; Corporate Transactions.

        (a)   Adjustment. Subject to any required action by the stockholders of the Company, in the event of any change in the Common Stock subject to the Plan or subject to or underlying any outstanding option, by reason of any stock dividend, stock split, reverse stock split, reorganization, recapitalization, merger, consolidation, spin-off, combination, exchange of Shares or other corporate exchange, or any distribution or dividend to stockholders of Common Stock (whether paid in cash or otherwise) or any transaction similar to the foregoing, the Board in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable to (i) the number and kind of Shares or other securities that have been authorized for issuance under the Plan but have not yet been placed under option, including the number of Shares set forth in Section 12(a) above, (ii) the maximum number of Shares that may be purchased by a Participant and/or by all Participants in an Offering Period as set forth in Section 8, (iii) the number and kind of Shares or other securities covered by each option under the Plan that has not yet been exercised, (iv) the Purchase Price per Share covered by each option under the Plan that has not yet been exercised and (v) any other affected terms of the Plan or any outstanding option. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

        (b)   Corporate Transactions. In addition to the provisions of Section 18(a) above:

          (i)    In the event of a dissolution or liquidation of the Company, and unless otherwise provided by the Board, (x) any Offering Period then in progress, and any options outstanding thereunder will terminate prior to the consummation of such transaction and (y) all Contributions will be refunded to the Participants.

          (ii)   In the event of a Change in Control, the Board may provide, in its sole discretion, for any of the following: (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor entity, (2) a date established by the Board on or before the date of consummation of such Change in Control shall be treated as a Purchase Date, and all outstanding options shall be exercised on such date, (3) all outstanding options shall terminate and all Contributions will be refunded to the Participants, and/or (4) all outstanding options shall continue unchanged.

        19.    Amendment or Termination.    The Board may, at any time and for any reason, terminate, suspend or amend the Plan; provided, however, that no such actions may adversely affect outstanding options except as provided in Section 18 and this Section 19. Notwithstanding the foregoing, the Board may terminate or suspend the Plan and/or an on-going Offering Period if the Board determines that such action is in the best interests of the Company and the stockholders. Upon a termination or suspension of the Plan, the Board may in its discretion (i) return without interest, the Contributions credited to Participants' accounts to such Participants or (ii) set an earlier Purchase Date with respect to an Offering Period then in progress. The Company shall obtain stockholder approval of any amendments or terminations in such a manner and to such a degree as required by Applicable Law.

        20.    Notices.    All notices or other communications by an Employee to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

        21.    Conditions Upon Issuance of Shares.    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. In connection with the granting or exercise of an option, the Company may require a Participant to make such representations and warranties which, in the opinion of counsel for the Company, are required by Applicable Law.

        22.    Term of Plan; Effective Date.    This Plan shall be effective on the Effective Date. It shall continue in effect for a term of ten (10) years from the Effective Date unless sooner terminated under Section 19.

        23.    Additional Restrictions of Rule 16b-3.    The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

        24.    Rules for Foreign Jurisdictions.    The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of Applicable Laws. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements; however, if such varying provisions are not in accordance with the provisions of Section 423(b) of the Code, including but not limited to the requirement of Section 423(b)(5) of the Code that all options granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not the Plan. The Committee may also adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 12, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

        25.    No Enlargement of Rights.    Nothing contained in this Plan shall be deemed to give any Employee or other individual the right to be retained in the employ or service of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge any Employee or other individual at any time, for any reason or no reason, with or without notice.

        26.    Lock-Up.    By electing to participate in the Plan, the Participant agrees that the Company (or a representative of the underwriter(s)) may, in connection with any underwritten registration of the offering of any securities of the Company under the Securities Act, require that the Participant not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock or other securities of the Company held by the Participant (including but not limited to any Shares purchased under the Plan), for a period of time specified by the underwriter(s) following the effective date of the registration statement of the Company filed under the Securities Act. The Participant further agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to Shares of Common Stock until the end of such period. The underwriters of the Company's stock are intended third party beneficiaries of this section and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

        27.    Governing Law.    This Plan shall be governed by applicable laws of the State of Delaware without regard to conflict of laws.

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Signature Signature Date , 2014. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: INFORMATION SERVICES GROUP, INC. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided 2014 Annual Meeting of Stockholders April 29, 2014 10:00 A.M. Eastern Time This Proxy is Solicited On Behalf Of The Board Of Directors X Please mark your votes like this PROXY THE DIRECTORS RECOMMEND A VOTE “FOR” THE NOMINEES AND “FOR” ITEMS 2, 3, 4 AND 5 VOTE BY MAIL Please sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Information Services Group, Inc., c/o Continental Stock Transfer & Trust Co., 17 Battery Place, 8th Floor, New York, NY 10004. Note: The proxies are hereby authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof. FOR AGAINST ABSTAIN FOR WITHHELD Nominees 1. Neil G. Budnick Vote on Directors 1. To elect as Directors of Information Services Group, Inc. the nominees listed below: 2. Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. FOR AGAINST ABSTAIN 3. Proposal to approve, in a non-binding, advisory vote, the compensation paid to the Company’s named executive officers. FOR AGAINST ABSTAIN 4. Proposal to approve the Company’s Amended and Restated 2007 Equity and Incentive Award Plan. FOR AGAINST ABSTAIN 5. Proposal to approve an amendment to the Company’s Employee Stock Purchase Plan primarily to increase the number of shares of common stock available for issuance under that plan by 1,200,000 shares. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees and items 2, 3, 4 and 5. FOR WITHHELD 2. Gerald S. Hobbs

INFORMATION SERVICES GROUP, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS April 29, 2014 The stockholder(s) hereby appoint David E. Berger and R. James Cravens, or either of them, as proxies, each with the power to appoint his substitute, revoking any proxies previously given and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Information Services Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on April 29, 2014, at the offices of the Company, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut and any adjournment or postponement thereof. The stockholder(s) hereby further authorize such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting of Stockholders and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSALS TWO, THREE, FOUR AND FIVE. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. (Continued, and to be marked, dated and signed, on the other side) PROXY FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED